Exhibit 4.5

Execution Version

BREAD FINANCIAL FUNDING, LLC,

Transferor

COMENITY CAPITAL BANK,

Servicer and Administrator

BREAD FINANCIAL CARD ISSUANCE TRUST,

Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

Indenture Trustee

SERVICING AGREEMENT

Dated as of June 11, 2026

		Page

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Definitions	1

Section 1.02.	Other Definitional Provisions	26

ARTICLE II

DEPOSIT OF COLLECTIONS, ALLOCATIONS AND PAYMENTS

Section 2.01.	Deposit of Collections; Direction to Indenture Trustee	28

Section 2.02.	Payment of the Servicing Fee	28

Section 2.03.	Adjustments for Miscellaneous Credits and Fraudulent Charges	29

Section 2.04.	Interchange and Merchant Discount Fees	29

ARTICLE III

SERVICING OF RECEIVABLES

Section 3.01.	Acceptance of Appointment and Other Matters Relating to the Servicer	30

Section 3.02.	Representations and Warranties of the Servicer	31

Section 3.03.	Reports and Records for the Trust, the Indenture Trustee and the Transferor	34

Section 3.04.	Annual Certificate of Servicer	35

Section 3.05.	Annual Servicing Report of Independent Public Accountants; Copies of Reports Available	35

Section 3.06.	Notices to the Transferor	35

Section 3.07.	Reserved	35

Section 3.08.	Reports to the Commission	35

Section 3.09.	Defaulted Receivables Assigned for Collection	36

Section 3.10.	Covenants of the Servicer	36

ARTICLE IV

ADMINISTRATION OF THE TRUST; DUTIES OF THE ADMINISTRATOR

Section 4.01.	Appointment of Administrator; Duties of Administrator	37

Section 4.02.	Records	42

Section 4.03.	Compensation	42

i

(continued)

(continued)

(continued)

Page

EXHIBITS

Exhibit A	Form of Power of Attorney
Exhibit B	Form of Opinion of Counsel with Respect to Amendments
Exhibit C	Form of Annual Certification
Exhibit D	Servicing Criteria to be Addressed in Assessment of Compliance

SERVICING AGREEMENT, dated as of June 11, 2026, by and among BREAD FINANCIAL FUNDING, LLC, a Delaware limited liability company, as transferor (the “Transferor”), COMENITY CAPITAL BANK, a Utah industrial bank, as servicer and as administrator (the “Servicer” and the “Administrator”), BREAD FINANCIAL CARD ISSUANCE TRUST, a statutory trust created under the laws of the State of Delaware, as issuer (the “Issuer” or the “Trust”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, in its capacity as indenture trustee (the “Indenture Trustee”).

In consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that this Agreement, together with the other Transaction Documents (each capitalized term as hereinafter defined) will define the contractual obligations of the Transferor, the Servicer, the Administrator, the Issuer and the Indenture Trustee, including, but not limited to, representations and warranties, ongoing disclosure requirements and measures to avoid conflicts of interest, and hereby further agree as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“60-Day Delinquent Receivables” means, as of any date of determination, all Receivables, other than Defaulted Receivables and Receivables in Removed Accounts, that are sixty (60) or more days delinquent as of the last day of the Monthly Period immediately preceding such date, as determined in accordance with the Account Guidelines.

“Account” means (a) each Initial Account (but only from and after the Initial Transfer Date), (b) each Additional Account (but only from and after the Addition Date with respect thereto), (c) each Automatic Additional Account (but only from and after the Addition Date with respect thereto), (d) each Related Account, and (e) each Transferred Account. The term “Account” shall exclude (i) any Removed Account and (ii) any Account, all the Receivables of which are reassigned to the Transferor pursuant to Section 2.06 or Section 2.07 of the Transfer Agreement.

“Account Agreement” means, with respect to an Account, the agreement by and between the Seller or Account Originator (including the Seller or Bank as an assignee of any Other Originator) and any Person governing the terms and conditions of such Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Account Control Agreement” means the Securities Account Control Agreement, dated as of June 11, 2026, by and among the Trust, U.S. Bank Trust Company, National Association, as Indenture Trustee, and U.S. Bank National Association, as Securities Intermediary, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Account Guidelines” means the established policies and procedures of the Seller (including, if applicable with respect to periods before transfer to the Seller or Bank, the applicable

Other Originator), (a) relating to the operation of its credit card business, which generally are applicable to its portfolio of similar accounts, including the policies and procedures for determining the creditworthiness of customers and the extension of charge privileges to customers, and (b) relating to the maintenance of accounts and collection of receivables, in each case as such policies and procedures may be amended, restated, supplemented or otherwise modified from time to time.

“Account Originator” means (a) the Bank and its successors and assigns, or (b) any other originator of Accounts that is designated from time to time pursuant to Section 2.11 of the Transfer Agreement (by written notice to the Issuer and the Indenture Trustee, subject to satisfaction of the Rating Agency Condition) or by amendment in accordance with Section 6.01 of the Transfer Agreement, and that, directly or indirectly, enters into a receivables purchase agreement with Transferor.

“Account Assignment” means a written assignment delivered by the Transferor to the Owner Trustee (on behalf of the Trust), the Indenture Trustee and the Servicer, pursuant to Section 2.01 or Section 2.11(d) of the Transfer Agreement, designating Initial Accounts or Additional Accounts and the Receivables arising therein for transfer to the Trust, which assignment sets forth, among other things, the applicable Cut-Off Date and the Initial Transfer Date or Addition Date, as applicable.

“Accumulation Period” means, with respect to any Series or Class of Notes, a period following the Revolving Period during which Principal Collections are accumulated in an account for the benefit of the Noteholders of such Series or Class, which shall be the controlled accumulation period, the early accumulation period or other accumulation period, in each case as defined with respect to such Series or Class in the related Indenture Supplement.

“Action” when used with respect to any Noteholder, means any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by Noteholders of any Series or Class.

“Addition Date” means, (a) with respect to Additional Accounts, the date specified as such in the related Account Assignment and (b) with respect to Automatic Additional Accounts, the Automatic Addition Date as determined pursuant to Section 2.11(a) of the Transfer Agreement.

“Additional Account” means each credit card account (a) established pursuant to an Account Agreement, (b) in any Approved Portfolio, and (c) designated by the Transferor by delivery of an Account Assignment pursuant to Section 2.11(b) (required additions to maintain minimum pool balances) or Section 2.11(c) (voluntary additions) of the Transfer Agreement to be included as an Account, subject to satisfaction of the conditions specified in Section 2.11(d) of the Transfer Agreement, and identified on a supplement to the TA Account Schedule delivered to the Issuer and the Indenture Trustee by the Transferor pursuant to Section 2.01(d) of the Transfer Agreement.

“Administrator” has the meaning specified in the initial paragraph of this Agreement.

“Adverse Effect” means, whenever used with respect to any Series or Class of Notes with respect to any Action, that such Action will at the time of its occurrence (a) result in the occurrence of an Early Amortization Event or Event of Default relating to such Series or Class of Notes, as applicable, (b) materially adversely affect the amount or timing of payments to be made to the Noteholders of any such Series or Class of Notes pursuant to the Indenture, or (c) adversely affect the Security Interest of the Indenture Trustee in the Collateral unless otherwise permitted by the Indenture.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Allocation Amount” means, as of any date of determination, an amount equal to (a) the sum of the Stated Principal Amounts for all Outstanding Series as of such date (or, if the applicable Indenture Supplement uses a different class- or series-level construct in lieu of “Stated Principal Amount,” the corresponding stated principal amount specified in such Indenture Supplement for such Series), plus (b) the sum of the Excess Collateral Amounts for all Outstanding Series as of such date (or, if the applicable Indenture Supplement uses a different class or series-level construct in lieu of “Excess Collateral Amount,” the corresponding excess collateral, enhancement, or overcollateralization amounts included in any Allocation Amount for such Series).

“Agreement” means this Servicing Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Allocation Amount” means, with respect to any Outstanding Series or Class of Notes, an amount determined in accordance with the applicable Indenture Supplement.

“Amortization Period” means, with respect to any Series or Class of Notes, a period following the Revolving Period during which Principal Collections are distributed to Noteholders of such Series or Class, which shall be the controlled amortization period, the mandatory limited amortization period, the early amortization period or other amortization period, in each case as defined with respect to such Series or Class in the related Indenture Supplement.

“Approved Portfolio” means (a) any credit card accounts included in a Proprietary Portfolio and (b) any credit card accounts included in any additional program portfolio that is designated as an Approved Portfolio by delivery of an Approved Portfolio Designation pursuant to Section 2.11(e)(i) of the Transfer Agreement (subject to satisfaction of the Rating Agency Condition). For the avoidance of doubt, once a program portfolio is designated as an Approved Portfolio, it shall remain an Approved Portfolio notwithstanding a change in the name or rebranding of any Brand Partner associated with the Approved Portfolio.

“Approved Portfolio Designation” means, with respect to an Approved Portfolio designated pursuant to Section 2.11(e) of the Transfer Agreement, a written designation delivered by the Transferor to the Issuer (with a copy to the Indenture Trustee) on or before the applicable Designation Date for such Approved Portfolio, which designation (a) identifies the program portfolio(s) being designated as Approved Portfolios, (b) includes an acceptance by the Issuer, (c) specifies the Designation Date and any applicable account eligibility criteria, and (d) represents and warrants that no adverse selection procedures were utilized and that the Transferor is not insolvent as of the Designation Date.

“Authorized Officer” means (a) with respect to the Issuer and the Transferor, an Authorized Officer as defined in the Transfer Agreement (being any officer or attorney-in-fact authorized to act on behalf of the Issuer or Transferor in matters relating to the Transaction Documents), and (b) with respect to the Servicer, any officer of the Servicer, or an attorney-in-fact of the Servicer, who in either case is authorized to act for the Servicer in matters relating to the Servicer and identified on the list of Authorized Officers, containing the specimen signature of each such Person, delivered by the Servicer to the Transferor and the Indenture Trustee from time to time.

“Automatic Addition Date” means, with respect to any Automatic Additional Account, the date on which each of the following conditions is first satisfied with respect to such Automatic Additional Account: (i) such Automatic Additional Account has come into existence, (ii) such date is on or after the Designation Date for the related Approved Portfolio, and (iii) to the extent the related Approved Portfolio Designation includes account eligibility criteria, such Automatic Additional Account satisfies such account eligibility criteria.

“Automatic Addition Suspension Date” means any Business Day on which the Transferor elects to suspend the inclusion of new Accounts that would otherwise be Automatic Additional Accounts.

“Automatic Additional Account” means each credit card account in any Approved Portfolio that is established pursuant to an Account Agreement coming into existence on or after the Designation Date as specified as such in the related Approved Portfolio Designation and prior to the Automatic Addition Termination Date or an Automatic Addition Suspension Date, or subsequent to a Restart Date. Automatic Additional Accounts are included as Accounts from and after the Automatic Addition Date for each such Automatic Additional Account pursuant to Section 2.11(a) of the Transfer Agreement (subject to any limitations specified in any Indenture Supplement) and shall be identified on supplements to the TA Account Schedule delivered to the Issuer and the Indenture Trustee by the Transferor pursuant to Section 2.01(d) of the Transfer Agreement.

“Automatic Addition Termination Date” means any Business Day on which the Transferor elects to terminate the inclusion in the Accounts of new Accounts that would otherwise be Automatic Additional Accounts.

“Bank” means Comenity Capital Bank, a Utah industrial bank, and any successor (by merger or consolidation) or assign of Comenity Capital Bank.

“Beneficial Interest” means the undivided beneficial interest of the Beneficiary in the Trust.

“Beneficiary” means (a) Bread Financial Funding, LLC, as beneficial owner of the Trust, and (b) each Permitted Affiliate Transferee to which all or a portion of the Beneficial Interest is transferred in accordance with Section 3.02 of the Trust Agreement, in each case so long as such Person continues to own all or a portion of the Beneficial Interest. References to “each Beneficiary” shall refer to each Person mentioned in the preceding sentence, and references to “the Beneficiary” shall refer to all of such Persons.

“BFF” means Bread Financial Funding, LLC, a Delaware limited liability company, and any successor (by merger or consolidation) or assign of Bread Financial Funding, LLC.

“Brand Partner” means a third party for whose benefit a Brand Partner Program is co-owned, operated or promoted by the Account Originator.

“Brand Partner Program” means an affinity agreement, private label credit card agreement, merchant agreement, co-brand credit card agreement or other program that is co-owned, operated or promoted by the Account Originator for the benefit of a Brand Partner.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in New York, New York, or the city where the Corporate Trust Office is located, are authorized or required by law, executive order or governmental decree to be closed; provided that, for purposes of any particular Series or Class of Notes, the applicable Indenture Supplement may specify different or additional requirements.

“Cash Advance Fees” means cash advance transaction fees and cash advance late fees, if any, as specified in any Account Agreement applicable to an Account.

“Class” means, with respect to any Note, the class specified in the applicable Indenture Supplement.

“Collateral” means all of the right, title and interest, whether now owned or hereafter acquired, in, to and under the following:

(a) (i) the Receivables existing at the opening of business on the Initial Transfer Date, in the case of Receivables arising in the Initial Accounts (including Related Accounts and Transferred Accounts with respect to such Initial Accounts), and thereafter created from time to time in such Accounts until the earlier of either (x) the removal of such Accounts pursuant to Section 2.12 of the Transfer Agreement or (y) the termination of the Issuer, (ii) the Receivables existing at the opening of business on each applicable Addition Date, in the case of Receivables arising in the Additional Accounts (including Related Accounts and Transferred Accounts with respect to such Additional Accounts), and thereafter created from time to time in the Accounts until the earlier of either (x) the removal of such Accounts pursuant to Section 2.12 of the Transfer Agreement or (y) the termination of the Issuer, and (iii) the Interchange, Insurance Proceeds, Recoveries, and Merchant Discount Fees allocable to the Issuer as provided in the Transfer Agreement and this Agreement;

(b) the Excess Funding Account;

(c) the Collection Account;

(d) each Supplemental Issuer Account;

(e) all Eligible Investments and all investment property, money and other property on deposit in, credited to, or held in the Collection Account, the Excess Funding Account or any Supplemental Issuer Account;

(f) all rights, benefits and powers under the Transfer Agreement and this Agreement;

(g) all present and future claims, demands, causes of and choses in action in respect of any of the foregoing and all interest, principal, payments and distributions of any nature or type on any of the foregoing;

(h) all accounts, general intangibles, chattel paper, instruments, documents, goods, money, investment property, deposit accounts, letters of credit, letter-of-credit rights and oil, gas and other minerals consisting of, arising from, or relating to any of the foregoing;

(i) all monies due or to become due with respect to all of the foregoing;

(j) all amounts received with respect to all of the foregoing; and

(k) all proceeds of the foregoing;

in each case, excluding all amounts distributable to the Holders of the Transferor Interest pursuant to the terms of any Transaction Document.

“Collections” means all payments (including Insurance Proceeds and Recoveries) received in respect of the Receivables in the form of cash, checks, wire transfers, electronic transfers, ATM transfers or any other form of payment in accordance with the related Account Agreement and all other amounts specified by this Agreement, the Transfer Agreement, the Indenture or the applicable Indenture Supplement as constituting Collections. With respect to any Date of Processing, all Recoveries with respect to Defaulted Receivables as of such Date of Processing will be treated as Finance Charge Collections. With respect to any Monthly Period, all Interchange and Merchant Discount Fees received with respect to such Monthly Period will be treated as Finance Charge Collections.

“Collection Account” means an Eligible Deposit Account established and maintained pursuant to Section 5.02(a) of the Indenture, bearing a designation clearly indicating that the funds and other property credited thereto are held for the benefit of the Indenture Trustee and the Noteholders.

“Commission” means the U.S. Securities and Exchange Commission.

“Corporate Trust Office” means (a) when used in respect of the Owner Trustee, the principal corporate trust office of the Owner Trustee located at 103 Bellevue Parkway, 3rd Floor, Wilmington, DE 19809, or such other address in the State of Delaware as the Owner Trustee may designate by notice to the Beneficiary and the Transferor, or the principal corporate trust office of any successor Owner Trustee, which shall be in the State of Delaware (the address of which the successor Owner Trustee shall notify the Beneficiary and the Transferor), and (b) when used in respect of the Indenture Trustee, the principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of the execution of the Indenture is located at (i) for note transfer/surrender purposes, U.S. Bank Trust Company, National Association, 111 Fillmore Avenue East, St. Paul, MN 55107, Attention: Bondholder Services, and (ii) for all other purposes U.S. Bank Trust Company, National Association, 190 South LaSalle Street, 7th Floor, Chicago, IL 60603 (email: mark.esposito@usbank.com), Attention: Bread Financial Card Issuance Trust, or at such other address as the Indenture Trustee may designate from time to time by notice to the Noteholders, the Issuer, and the Transferor, or the principal corporate trust office of any successor Indenture Trustee (the address of which the successor Indenture Trustee will notify the Noteholders, the Issuer, and the Transferor).

“Cut-Off Date” means (a) with respect to each Initial Account, the Initial Cut-Off Date as specified in the related Account Assignment, (b) with respect to each Additional Account, the Addition Cut-Off Date as specified as such in the related Account Assignment, and (c) with respect to each Automatic Additional Account, the applicable Addition Date.

“Cybersecurity Event” means any confirmed or reasonably suspected unauthorized access to, or use, disruption, degradation or destruction of, the information systems or data used to perform obligations under the Transaction Documents, including ransomware, malware, denial of service attacks, supply chain compromises, and material outages at a third party critical service provider (including cloud hosting or payment networks), in each case beyond the reasonable control of the affected party.

“Daily Report” has the meaning specified in Section 3.03(a).

“Date of Processing” means, with respect to any transaction or any activity relating to any account or receipt of Collections, the Business Day on which such transactions or activities or the Collections are first identified in written form under the Servicer’s customary and usual servicing practices (without regard to the effective date of such recordation).

“Debtor Relief Laws” means (a) the United States Bankruptcy Code and (b) all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets, assignment for the benefit of creditors and similar debtor relief laws from time to time in effect in any jurisdiction affecting the rights of creditors generally or the rights of creditors of banks.

“Default Amount” means, for any Monthly Period, with respect to Receivables included as part of the Trust Assets, an amount (which shall not be less than zero) equal to (a) the aggregate amount of Principal Receivables (other than Ineligible Receivables) which became Defaulted Receivables in such Monthly Period, minus (b) the amount of any Defaulted Receivables of which the Transferor became obligated to accept reassignment in accordance with Section 2.06 and Section 2.07 of the Transfer Agreement during such Monthly Period; provided, however, that if an Insolvency Event occurs with respect to the Transferor, the amount of such

Defaulted Receivables which are subject to reassignment to the Transferor in accordance with the terms of the Transfer Agreement shall not be added to the sum so subtracted in clause (b) above.

“Defaulted Receivables” means, for any Date of Processing, all Principal Receivables which are charged off as uncollectible or as having been created through fraudulent or counterfeit charge, in each case, on the Servicer’s computer file of Accounts on such Date of Processing in accordance with the Account Guidelines and the Servicer’s customary and usual servicing procedures for servicing receivables comparable to the Receivables.

“Delinquency Percentage” means, for each Distribution Date and the related preceding Monthly Period, an amount equal to the ratio (expressed as a percentage) of (i) the aggregate balance of all 60-Day Delinquent Receivables as of the last day of the Monthly Period immediately preceding such Distribution Date to (ii) the aggregate balance of Receivables as of the last day of the Monthly Period immediately preceding such Distribution Date.

“Depository” means The Depository Trust Company, New York, New York, or any successor thereto registered as a clearing agency under the Exchange Act.

“Designation Date” means, (a) with respect to any Approved Portfolio, the date specified as such in the related Approved Portfolio Designation, and (b) with respect to any Automatic Additional Account, the Designation Date for the Approved Portfolio in which such Automatic Additional Account is included.

“Determination Date” means, with respect to any Distribution Date for any Series or Class, the second (2nd) Business Day prior to such Distribution Date; provided, however, that (a) the Determination Date for the first Distribution Date for any Series or Class shall be the date specified in the related Indenture Supplement and (b) if any Determination Date would otherwise fall on a day that is not a Business Day, such Determination Date shall be the immediately preceding Business Day. If a Distribution Date is adjusted or designated pursuant to the Indenture or the related Indenture Supplement, the related Determination Date shall be correspondingly adjusted to remain the second (2nd) Business Day prior to such adjusted Distribution Date, unless otherwise specified in the related Indenture Supplement.

“Discount Note” means a Note that provides for an amount less than the Stated Principal Amount (but not less than the Initial Principal Amount) thereof to be due and payable upon the occurrence of an Early Amortization Event or other optional or mandatory redemption or the occurrence of an Event of Default and the acceleration of such Note, in each case before the Expected Final Distribution Date of the applicable Note.

“Discount Option Date” means each date on which a Discount Option Percentage designated by the Transferor pursuant to Section 2.14 of the Indenture takes effect.

“Discount Option Percentage” means the percentage, if any, designated from time to time by the Transferor pursuant to Section 2.14(a) of the Transfer Agreement.

“Discount Option Receivables” means those Principal Receivables existing in all or any specified portion of the Accounts that the Transferor has designated to be treated as Finance Charge Receivables on or after the Discount Option Date.

“Distribution Date” means, with respect to any Series or Class of Notes, the fifteenth (15th) day of each calendar month or, if such fifteenth (15th) day is not a Business Day, the next succeeding Business Day, or the date otherwise specified in the applicable Indenture Supplement for such Series or Class.

“Early Amortization Event” means the following:

(a) the Issuer becomes an investment company within the meaning of the Investment Company Act;

(b) the occurrence of an Insolvency Event relating to the Transferor;

(c) the occurrence of an Insolvency Event as defined in Section 8.02 of the Receivables Purchase Agreement relating to the Bank;

(d) a Transfer Restriction Event shall occur with respect to the Receivables Purchase Agreement; and

(e) with respect to any Series or Class of Notes, any additional Early Amortization Event specified in the Indenture Supplement for such Series or Class of Notes as applying to such Series or Class of Notes.

“Eligible Account” means each credit card account in any Approved Portfolio owned by the Account Originator established pursuant to an Account Agreement, which meets the following requirements as of the applicable Cut-Off Date:

(a) is a credit card account in existence and maintained with the Account Originator or any Affiliate of the Account Originator;

(b) is payable in Dollars;

(c) has an Obligor who is not identified by the Servicer in its computer files as being involved in a proceeding under any Debtor Relief Law;

(d) has an Obligor who has provided, as his or her most recent billing address, an address located in the United States or its territories or possessions or a United States military address;

(e) has not been identified as an account with respect to which a related card has been lost or stolen;

(f) has not been sold or in which a security interest has been granted by the Account Originator to any other party, unless any such security interest is released on or before the Initial Transfer Date (with respect to the Initial Accounts) or the Addition Date (with respect to the Additional Accounts and Automatic Additional Accounts);

(g) does not have any receivables that have been sold or pledged by the Account Originator to any Person other than the Transferor, unless any such pledge is released on or before the Initial Transfer Date (with respect to the Initial Accounts) or the Addition Date (with respect to the Additional Accounts and Automatic Additional Accounts); and

(h) does not have any receivables that are Defaulted Receivables or that have been identified by the Servicer as having been incurred as a result of the fraudulent use of a related credit card.

Notwithstanding the above requirements, Eligible Accounts may include accounts, the receivables of which are Defaulted Receivables, or which have been identified by the Servicer in its computer files as cancelled due to a related Obligor’s bankruptcy or insolvency, in each case as of the related Cut-Off Date; provided, that (i) the balance of all receivables included in such accounts is reflected on the books and records of the Account Originator (and is treated for purposes of this Agreement) as “zero” and (ii) borrowing and charging privileges with respect to all such accounts have been cancelled in accordance with the Account Guidelines applicable thereto and will not be reinstated by the Account Originator or the Servicer.

“Eligible Deposit Account” means either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of an Eligible Institution.

“Eligible Institution” means (a) a depository institution (which may be the Indenture Trustee, the Owner Trustee or any Affiliate thereof) organized under the laws of the United States, any one of the states (including the District of Columbia) or territories thereof, or any domestic branch of a foreign bank, so long as such depository institution’s long-term issuer credit rating is at least “A” (or the equivalent) from each Rating Agency or its short-term issuer credit rating is at least “A-1” from S&P, “P-1” from Moody’s and “F1” from Fitch, or (b) any other institution that satisfies the publicly published, controlling and applicable ratings criteria established by each Rating Agency.

“Eligible Investments” means negotiable instruments, investment property, or deposit accounts which evidence:

(a) direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America (having original or remaining maturities of no more than three hundred sixty-five (365) days);

(b) demand deposits, time deposits, money market deposit accounts or certificates of deposit (having original maturities of no more than the lesser of sixty (60) days or the number of days until the next Transfer Date) of depository institutions or trust companies (including an affiliate of the Indenture Trustee) organized under the laws of the United States of America, any state (including the District of Columbia) or territories thereof, or domestic branches of foreign banks, and subject to supervision and examination by federal or state banking or depository institution authorities; provided, that at the time of the Trust’s investment or contractual commitment to invest therein, the short-term debt of such depository institution or trust company shall have a short-term issuer rating from Moody’s, S&P and Fitch of “P-1”, “A-1” and “F1”, respectively;

(c) commercial paper (having original or remaining maturities of no more than thirty (30) days), that shall be rated, at the time of the Trust’s investment or contractual commitment to invest therein, by each of Moody’s, S&P and Fitch in its highest rating category (or, for so long as an Outstanding Series exists, any other rating from any Rating Agency, upon satisfaction of the Rating Agency Condition);

(d) bankers’ acceptances (having original maturities of no more than the lesser of sixty (60) days or the number of days until the next Transfer Date) issued by any depository institution or trust company referred to in clause (b) above;

(e) investments in money market funds rated “AAAm” by S&P, “Aaa-mf” by Moody’s and, if rated by Fitch, “AAAmmf” by Fitch or otherwise approved in writing by each Rating Agency; or

(f) any other investment that satisfies the publicly published, controlling and applicable ratings criteria established by each Rating Agency.

“Eligible Receivable” means each Receivable:

(a) which has arisen in an Eligible Account;

(b) which was created in compliance in all material respects with all Requirements of Law applicable to the Account Originator (or, in the case of an Acquired Portfolio Receivable, the related Other Originator) and pursuant to an Account Agreement that complies in all material respects with all Requirements of Law applicable to the Account Originator (or, in the case of an Acquired Portfolio Receivable, the related Other Originator during the time prior to the transfer of such Acquired Portfolio Receivable to the Account Originator), in either case, the failure to comply with which would have an Adverse Effect;

(c) with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the execution, delivery and performance by the Account Originator (or, in the case of an Acquired Portfolio Receivable, the related Other Originator with respect to such actions prior to the transfer of such Acquired Portfolio Receivable to the Account Originator) of its obligations under the Account Agreement pursuant to which such Receivable was created, have been duly obtained, effected or given and are in full force and effect;

(d) as to which, immediately prior to the transfer of such Receivable to the Trust, the Transferor has good and marketable title thereto, free and clear of all Liens (other than any Lien for taxes of the Transferor or the Account Originator if such taxes are not then due and payable or if the Transferor or the Account Originator is then contesting the validity thereof in good faith by appropriate proceedings and has set aside on its books and records adequate reserves with respect thereto);

(e) which has been the subject of either a valid transfer and assignment from the Transferor to the Trust of all the Transferor’s right, title and interest therein (including any proceeds thereof), or the grant of a first-priority perfected security interest therein (and in the proceeds thereof), effective until the termination of the Trust;

(f) which is the legal, valid and binding payment obligation of an Obligor thereon, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (whether considered in a suit at law or in equity);

(g) which, at the time of transfer to the Trust, has not been waived or modified except as permitted in accordance with Section 3.02(j) of this Agreement, Section 3.02 of the Receivables Purchase Agreement, the Account Guidelines, or as ordered by a court of competent jurisdiction or other Governmental Authority, and which waiver or modification is reflected in the Servicer’s computer file of Accounts;

(h) which, at the time of transfer to the Trust, is not subject to any right of rescission, setoff, counterclaim or any other defense (including defenses arising out of violations of usury laws) of an Obligor, other than defenses arising out of applicable Debtor Relief Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or equity);

(i) as to which, at the time of transfer to the Trust, the Transferor has performed all obligations required to be performed by it under the Transfer Agreement and the Receivables Purchase Agreement in connection with such transfer;

(j) as to which, at the time of transfer to the Trust, neither the Transferor nor the Account Originator, as the case may be, has taken any action which would impair, or omitted to take any action the omission of which would impair, in any material respect the rights of the Trust or the Noteholders therein; and

(k) which constitutes an “account” as defined in Article 9 of the UCC as then in effect in any jurisdiction where the filing of a financing statement is then required to perfect the Trust’s interest in such Receivable and the proceeds thereof.

“Eligible Servicer” means the Bank or the Indenture Trustee or, if none of the Bank or the Indenture Trustee is acting as Servicer, an entity which, at the time of its appointment as Servicer, (a) is then servicing a portfolio of credit card accounts of comparable size and characteristics, (b) is legally qualified and has the capacity to service the Accounts, (c) in the sole determination of the Transferor, which determination shall be conclusive and binding, has demonstrated the ability to service professionally and competently a portfolio of similar accounts in accordance with high standards of skill and care, (d) is qualified to use the software that is then being used to service the Accounts or obtains the right to use or has its own software which is adequate to perform the duties of the Servicer under this Agreement, and (e) has a net worth of at least $50,000,000 as of the end of its most recent fiscal quarter.

“Event of Default” means with respect to any Series or Class of Notes any one of the following events (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), unless such event is either expressly stated to be inapplicable to a particular Series or Class of Notes or specifically deleted or modified in the applicable Indenture Supplement creating such Series or Class of Notes or in the form of Note for such Series or Class:

(a) with respect to such Series or Class of Notes, as applicable, a default by the Issuer in the payment of any interest on such Notes when such interest becomes due and payable, and continuance of such default for a period of thirty-five (35) days following the date on which such interest became due and payable;

(b) with respect to such Series or Class of Notes, as applicable, a default by the Issuer in the payment of the Stated Principal Amount of such Series or Class of Notes at the applicable Legal Maturity Date;

(c) a default in the performance, or breach, of any covenant or warranty of the Issuer in the Indenture in respect of the Notes of such Series or Class (other than a covenant or warranty in respect of the Notes of such Series or Class a default in the performance of which or the breach of which is elsewhere in Section 7.01 of the Indenture specifically dealt with), all of such covenants and warranties in the Indenture which are not expressly stated to be for the benefit of a particular Series and Class of Notes being deemed to be in respect of the Notes of all Series or Classes for such purpose, and continuance of such default or breach for a period of ninety (90) days after there has been given, by registered or certified mail, to the Issuer by the Indenture Trustee or to the Issuer and the Indenture Trustee by the Holders of at least 25% of the aggregate Outstanding Principal Amount of the Outstanding Notes of the affected Series or Class, a written notice specifying such default or breach and requesting it to be remedied and stating that such notice is a “Notice of Default” under the Indenture and, as a result of such default, the interests of the Holders of the Notes of such Series or Class are materially and adversely affected and continue to be materially and adversely affected during the 90-day period;

(d) (i) the Issuer shall file a petition or commence a proceeding (A) to take advantage of any Debtor Relief Law or (B) for the appointment of a trustee, conservator, receiver, liquidator, or similar official for or relating to the Issuer or all or substantially all of its property, (ii) the Issuer shall consent or fail to object to any such petition filed or proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or proceeding shall not have been dismissed or stayed within ninety (90) days of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction shall have decreed or ordered relief with respect to any such petition or proceeding, (iii) the Issuer shall be unable or shall admit in writing its inability to pay its debts generally as they become due, (iv) the Issuer shall make an assignment for the benefit of its creditors, or (v) the Issuer shall voluntarily and intentionally suspend payment of its obligations; or

(e) with respect to any such Series or Class, any additional Event of Default specified in the Indenture Supplement for such Series or Class of Notes as applying to such Series or Class, or specified in the form of Note for such Series or Class.

“Excess Funding Account” means an Eligible Deposit Account established and maintained pursuant to Section 5.02(b) of the Indenture, bearing a designation clearly indicating that the funds and other property credited thereto are held for the benefit of the Indenture Trustee and the Noteholders.

“Excess Funding Amount” means, at any time, the aggregate amount on deposit in the Excess Funding Account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means June 11, 2026.

“Expected Final Distribution Date” means, with respect to any Series or Class of Notes, the meaning specified in the applicable Indenture Supplement.

“FDIC Rule” means 12 C.F.R. § 360.6, as it may be amended from time to time and subject to such clarifications and interpretations as may be provided by the FDIC or by the FDIC’s staff from time to time, and any successor thereto.

“Finance Charge Collections” means the sum of (a) with respect to Receivables included as part of the Trust Assets, all Collections received by the Servicer on behalf of the Issuer of Finance Charge Receivables, (b) any amounts received by the Issuer which are designated as Finance Charge Collections pursuant to this Agreement, the Transfer Agreement, the Indenture or any Indenture Supplement, which shall include all Recoveries with respect to Defaulted Receivables, and (c) the amount of all interest and other investment earnings (net of losses and investment expenses), if any, on amounts on deposit in the Collection Account, the Excess Funding Account, and any Supplemental Issuer Account. The Interchange and Merchant Discount Fees received with respect to any Monthly Period shall be treated as Finance Charge Collections for such Monthly Period.

“Finance Charge Receivables” means (a) all amounts billed to the Obligors or any Account in respect of (i) all Periodic Finance Charges, (ii) Cash Advance Fees, (iii) Late Fees, returned check fees, and non-sufficient fund fees, and (iv) any other fees and charges and (b) Discount Option Receivables, if any.

“Floating Allocation Percentage” has, with respect to any Outstanding Series of Notes, the meaning specified in the related Indenture Supplement for such Series.

“Funding Instruction” means a written instruction delivered by the Servicer to the Indenture Trustee directing a payment, withdrawal or transfer to be made on a date that is not a Distribution Date, in each case solely to the extent expressly permitted by, and in accordance with the timing and other requirements set forth in, the applicable Indenture Supplement or this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Global Note” means one or more Notes of a Series or Class, in fully registered form, registered in the name of the Depository or its nominee and representing the Notes of such Series or Class.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” when used with respect to any Note, means a Noteholder.

“Indenture” means the Indenture, dated as of June 11, 2026, by and among the Issuer, the Indenture Trustee and the Securities Intermediary, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Indenture Supplement” means, with respect to any Series of Notes, a supplement to the Indenture, executed and delivered in conjunction with the issuance of such Notes pursuant to Section 4.10 of the Indenture, together with any amendment to the Indenture Supplement executed pursuant to Section 10.01 or Section 10.02 of the Indenture, and, in either case, including all amendments thereof and supplements thereto.

“Indenture Trustee” has the meaning specified in the first paragraph of this Agreement.

“Indenture Trustee Authorized Officer” means, when used with respect to the Indenture Trustee, any vice president, any assistant vice president or trust officer, or any other officer of the Indenture Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Ineligible Receivable” means any Receivable (a) with respect to which any representation or warranty of the Transferor contained in Section 2.04 of the Transfer Agreement relating to the Receivables, the related Account, or the Transferor’s title thereto is not true and correct in any material respect as of the date specified therein, and such breach has a material adverse effect on any Noteholders, unless cured within sixty (60) days (or such longer period, not in excess of one hundred fifty (150) days, as may be agreed to by the Indenture Trustee) after the earlier to occur of the discovery thereof by the Transferor or receipt by the Transferor of written notice thereof given by the Indenture Trustee, the Owner Trustee or the Servicer, or (b) that is evidenced by any instrument or chattel paper (as defined in the UCC).

“Initial Account” means each credit card account in any Approved Portfolio established pursuant to an Account Agreement, which account is identified in the TA Account Schedule delivered to the Issuer and the Indenture Trustee by the Transferor pursuant to Section 2.01(d) of the Transfer Agreement.

“Initial Principal Amount” means (a) unless otherwise specified in the applicable Indenture Supplement, with respect to a Series or Class of Notes, the aggregate initial principal amount of the Outstanding Notes of such Series or Class plus the aggregate initial principal amount of any additional Notes of such Series or Class, and (b) with respect to a Series or Class of Discount Notes, the amount specified in the applicable Indenture Supplement as the Initial Principal Amount thereof.

“Initial Transfer Date” means the date specified as such in the related Account Assignment with respect to the Initial Accounts.

“Insolvency Event” means, with respect to the Transferor or holder of the Transferor Interest, the occurrence of any of the following: (a) such Person files a petition or commences a Proceeding (i) to take advantage of any Debtor Relief Law or (ii) for the appointment of a trustee, conservator, receiver, liquidator or similar official for or relating to such Person or all or substantially all of such Person’s property, (b) such Person consents or fails to object to any such petition or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding is not dismissed within sixty (60) days of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction decrees or orders relief with respect to any such petition or Proceeding, (c) such Person is unable, or admits in writing its inability, to pay its debts generally as they become due, (d) such Person makes an assignment for the benefit of its creditors, or (e) such Person voluntarily suspends payment of its obligations.

“Insurance Proceeds” means any amounts received pursuant to the payment of benefits under any credit life insurance policies, credit disability insurance policies or unemployment insurance policies covering any Obligor with respect to Receivables under such Obligor’s Account.

“Interchange” means all interchange fees or issuer rate fees payable to the Seller, in its capacity as credit card issuer, through VISA USA, Inc.®, MasterCard International Incorporated®, American Express Company® or any similar entity in connection with cardholder charges for goods or services.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuance Date” means each date on which a Series or Class of Notes is issued.

“Issuer” has the meaning specified in the first paragraph of this Agreement.

“Issuer Accounts” means, collectively, the Excess Funding Account, the Collection Account and any Supplemental Issuer Account. There shall be no sub-accounts in any Issuer Account.

“Issuer Tax Opinion” means, with respect to any action, an Opinion of Counsel to the effect that, for United States federal income tax purposes, (a) such action will not adversely affect the tax characterization as debt of any Outstanding Series or Class of Notes that were characterized as debt at the time of their issuance, (b) such action will not cause the Issuer to be treated as an association (or publicly traded partnership) taxable as a corporation and (c) such action will not cause or constitute an event in which gain or loss would be recognized by any Holder of any such Notes.

“Late Fees” has the meaning specified in the Account Agreement applicable to each Account for late fees or similar terms.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing; provided, however, that any assignment permitted by Section 3.02 of the Trust Agreement or Section 3.02 or Section 5.04 of the Transfer Agreement shall not be deemed to constitute a Lien; provided further, however, that the lien created in favor of the Indenture Trustee under the Indenture shall not be deemed to constitute a Lien.

“Legal Maturity Date” means, with respect to a Series or Class of Notes, the date specified in the Indenture Supplement for such Notes as the fixed date on which the principal of such Series or Class of Notes is due and payable.

“Merchant Discount Fees” means the amounts realized by the Seller on account of merchant fees and discounts relating to credit sales with respect to the Accounts.

“Monthly Allocation Percentage” means, with respect to any Series and any Monthly Period, the average of the Floating Allocation Percentages for such Series with respect to each Date of Processing during such Monthly Period; provided that the Monthly Allocation Percentages for all Outstanding Series for such Monthly Period shall not exceed 100% in the aggregate (subject to customary rounding).

“Monthly Noteholders’ Statement” means, with respect to any Series of Notes, a report, the form of which is attached as an exhibit to the related Indenture Supplement.

“Monthly Payment Instruction” means, with respect to any Series of Notes, a written instruction delivered by the Servicer to the Indenture Trustee directing the withdrawals, deposits and distributions to be made on the related Transfer Date and Distribution Date, the form of which is attached as an exhibit to the related Indenture Supplement.

“Monthly Period” means, with respect to each Distribution Date, unless otherwise provided in an Indenture Supplement, the period from and including the first day of a calendar month to and including the last day of such calendar month; provided, however, that the initial Monthly Period for any Series shall be the period designated in the related Indenture Supplement.

“Monthly Servicer’s Certificate” has the meaning set forth in Section 3.03(b), in substantially the form specified in the related Indenture Supplement.

“Note” or “Notes” means any note or notes of any Series or Class authenticated and delivered from time to time under the Indenture.

“Note Owner” means the beneficial owner of an interest in a Global Note as reflected on the books of the Depository or a Participant.

“Noteholder” means a Person in whose name a Note is registered in the Note Register.

“Note Register” means the register kept or caused to be kept by the Issuer for the purpose of recording the registration of Registered Notes (or Registered Notes of a particular Series or Class) and the transfers thereof, subject to such reasonable regulations as the Issuer may prescribe.

“Note Registrar” means the Person who keeps the Note Register specified in Section 4.04(a) of the Indenture.

“Notices” has the meaning specified in Section 8.04(a).

“Obligor” means, with respect to any Account, the Person or Persons obligated to make payments with respect to such Account, including any guarantor thereof, but excluding any merchant.

“Officer’s Certificate” means a certificate on behalf of any Person that is signed by any Authorized Officer or president, vice president, chief financial officer, treasurer or more senior officer of such Person and which states that the certifications set forth in such certificate are based upon the results of a due inquiry into the matters in question conducted by or under the supervision of the signing officer and that the facts stated in such certifications are true and correct to the best of the signing officer’s knowledge.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel to the Bank, the Transferor, a Beneficiary or the Servicer.

“Other Originator” means any Person from which the Bank acquires a portfolio of credit card accounts any or all of which are subsequently designated as Accounts.

“Outstanding” means, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture, except:

(a) any Notes theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to Section 4.08 of the Indenture, or canceled by the Issuer and delivered to the Indenture Trustee pursuant to Section 4.08 of the Indenture;

(b) any Notes for whose full payment (including principal and interest) or redemption money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent in trust for the Holders of such Notes; provided, that if such Notes are to be redeemed, notice of such redemption has been duly given if required pursuant to the Indenture or the related Indenture Supplement, or provision therefor satisfactory to the Indenture Trustee has been made;

(c) any Notes which are canceled pursuant to Section 6.03 of the Indenture; and

(d) any Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture, or which will have been paid pursuant to the terms of Section 4.05 of the Indenture (except with respect to any such Note as to which proof satisfactory to the Indenture Trustee is presented that such Note is held by a person in whose hands such Note is a legal, valid and binding obligation of the Issuer).

For purposes of determining the amounts of deposits, allocations, reallocations or payments to be made, unless the context clearly requires otherwise, references to “Notes” will be deemed to be references to “Outstanding Notes.” In determining whether the Holders of the requisite principal amount of such Outstanding Notes have taken any Action under the Indenture, Notes beneficially owned by the Issuer or the Transferor or any Affiliate of the Issuer or the Transferor will be disregarded and deemed not to be Outstanding. In determining whether the Indenture Trustee will be protected in relying upon any such action, only Notes which an Indenture Trustee Authorized Officer with direct responsibility for the administration of the Indenture knows to be owned by the Issuer or the Transferor or any Affiliate of the Issuer or the Transferor will be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee creates to the satisfaction of the Indenture Trustee the pledgee’s right to act as owner with respect to such Notes and that the pledgee is not the Issuer, the Transferor or any other obligor upon the Notes or any Affiliate of the Issuer, the Transferor or such other obligor.

“Outstanding Principal Amount” means at any time either:

(a) with respect to any Series or Class of Notes (other than Discount Notes), the aggregate Initial Principal Amount of the Outstanding Notes of such Series or Class at such time, less the aggregate amount of any withdrawals from any Issuer Account for such Series or Class of Notes for payment of principal to the Holders of such Series or Class of Notes pursuant to the related Indenture Supplement, or

(b) with respect to any Series or Class of Discount Notes, an amount of the Outstanding Notes of such Series or Class calculated by reference to the applicable formula set forth in the applicable Indenture Supplement, taking into account the aggregate amount and timing of payments of principal made to the Holders of such Series or Class and accretions of principal, each pursuant to the related Indenture Supplement;

plus, in either case, the amount of any increase in the Outstanding Principal Amount of such Series or Class of Notes due to the issuance of additional Notes of such Series or Class pursuant to Section 4.09 of the Indenture.

“Owner Trustee” means BNY Mellon Trust of Delaware, a Delaware banking corporation, not in its individual capacity but solely in its capacity as owner trustee under the Trust Agreement, and each successor owner trustee appointed in accordance with Article X of the Trust Agreement, not in its individual capacity but solely in its capacity as owner trustee thereunder, and each separate and co-trustee under and to the extent provided in Section 10.05 of the Trust Agreement, not in its individual capacity but solely in its capacity as separate or co-trustee thereunder.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as provided in Section 11.02 of the Indenture.

“Partial Commingling Condition” means, with respect to any Date of Processing, a requirement that an asset test be conducted by the Servicer within two (2) Business Days of such Date of Processing to confirm that the Pool Balance as of the close of business on such Date of Processing is at least equal to the Required Pool Balance as of such Date of Processing.

“Participant” means a broker, dealer, bank or other financial institution or other Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Periodic Finance Charges” means, with respect to any Account, all interest charges, finance charges, or similar charges accrued or assessed on such Account that are calculated by applying a periodic rate (whether daily, monthly, or otherwise) to all or any portion of the outstanding balance of such Account, however such charges may be designated in the related Account Agreement (including any charges designated as “interest,” “interest charges,” “finance charges,” “periodic finance charges,” “finance charges (due to periodic rate),” or similar terms).

“Permitted Affiliate Transferee” means any Person who is an affiliate of BFF.

“Person” means any person or entity, including any individual, corporation, limited liability company, partnership (general or limited), joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature, whether or not a legal entity.

“Pool Balance” means, for any Date of Processing, the sum of (a) the aggregate amount of Principal Receivables as of the close of business on such Date of Processing, and (b) the Excess Funding Amount as of the close of business on such Date of Processing.

“Principal Collections” means, for any Date of Processing, the sum of (a) with respect to Receivables, all Collections other than those designated as Finance Charge Collections for such Date of Processing, and (b) the amount of funds withdrawn from the Excess Funding Account on such Date of Processing which are required to be deposited into the Collection Account and treated as Principal Collections in accordance with Section 5.07 of the Indenture.

“Principal Receivables” means all Receivables other than Finance Charge Receivables or Defaulted Receivables. In calculating the aggregate amount of Principal Receivables on any day, the amount of Principal Receivables shall be reduced by the aggregate amount of credit balances in the Accounts on such day. Any Principal Receivables which the Transferor is unable to transfer, assign, set over and otherwise convey to the Trust pursuant to the Transfer Agreement shall not be included in calculating the amount of Principal Receivables.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Proprietary Portfolio” means credit card accounts issued by the Bank, or an Affiliate of the Bank, (a) which bear either the Comenity or Bread Financial brand and not the brand of any other financial or non-financial organization and (b) the value proposition and rewards structure of which is not directly tied to or affiliated with an external brand or loyalty program.

“Rating Agency” means, with respect to any Outstanding Series or Class of Notes, each nationally recognized statistical rating organization, if any, as specified in the Indenture Supplement applicable to such Outstanding Series or Class of Notes, selected by the Transferor or the Issuer to rate such Series or Class of Notes.

“Rating Agency Condition” means, with respect to any specified action, that each Rating Agency then rating any Outstanding Series or Class of Notes shall have received not less than ten (10) Business Days’ prior written notice of such action (or such shorter period as may be acceptable to such Rating Agency). For the avoidance of doubt, delivery to a Rating Agency of draft documentation relating to any specified action, together with a description of such action, shall constitute adequate prior written notice for purposes of this definition.

“Receivables” means all amounts shown on the Servicer’s records as amounts payable by an Obligor on any Account from time to time, including amounts payable for Principal Receivables and Finance Charge Receivables. Receivables that become Defaulted Receivables will cease to be included as Receivables as of the day on which they become Defaulted Receivables. For purposes of the FDIC Rule and GAAP, Receivables are financial assets.

“Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated as of June 11, 2026, by and between the Bank and the Transferor, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Record Date” means, for the interest or principal payable on any Note on any applicable Distribution Date, the last day of the calendar month immediately preceding such Distribution Date, unless otherwise specified in the applicable Indenture Supplement. If a Distribution Date is adjusted or designated within an allowed window pursuant to the applicable Indenture Supplement, the related Record Date shall adjust as specified therein.

“Recoveries” means all amounts collected on Defaulted Receivables, including Insurance Proceeds and proceeds from the sale of such Defaulted Receivables, that are paid to the Transferor as provided in the Receivables Purchase Agreement.

“Registered Note” means a Note issued in registered form.

“Registered Noteholder” means a Holder of a Registered Note.

“Regulation AB” means Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting releases (including Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (January 7, 2005) and Asset-Backed Securities Disclosure and Registration, Securities Act Release No. 33-9638, 79 Fed. Reg. 57,184 (September 24, 2014)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation RR” means Credit Risk Retention, 12 C.F.R. Part 244, as amended from time to time.

“Related Account” means each Account in any Approved Portfolio, including any Proprietary Portfolio, with respect to which a new account number has been issued by the Account Originator or the Servicer (a) in compliance with the Account Guidelines and the related Account Agreement, (b) to the same Obligor or Obligors of such Account, and (c) as a result of the following: (i) the credit card with respect to such Account being lost or stolen; (ii) the related Obligor requesting a change in his or her billing cycle; (iii) the related Obligor requesting the discontinuance of responsibility with respect to such Account; (iv) fraudulent use of the credit card with respect to such Account; or (v) for any other reasons permitted by the Account Guidelines; provided, that such Account can be traced or identified in the computer or other records of the Account Originator used to generate the TA Account Schedule. A Related Account shall become an Account upon the date of issuance as reflected in the Account Originator’s records, and the Receivables therein shall be deemed to be Receivables transferred to the Trust under the Transfer Agreement. Related Accounts shall be identified on supplements to the TA Account Schedule, together with identification of the Account to which each such Related Account relates, delivered to the Issuer and the Indenture Trustee by the Transferor pursuant to Section 2.01(d) of the Transfer Agreement.

“Remaining Series Available Principal Collections Shortfall” has, with respect to any Series of Notes, the meaning specified in the applicable Indenture Supplement for such Series of Notes.

“Removal Date” means, with respect to any Removed Account, the date designated by the Transferor for the removal of such Removed Account pursuant to Section 2.12 of the Transfer Agreement.

“Removed Account” means any Account designated for removal by the Transferor pursuant to Section 2.12 of the Transfer Agreement.

“Required Funding Amount” means, for any Date of Processing, the aggregate amount of Collections required to be on deposit in the Collection Account (and, without duplication, any Supplemental Issuer Account) as of the second (2nd) Business Day following such Date of Processing, so that, on the related Transfer Date, the Indenture Trustee will have sufficient funds to (i) deposit or maintain the amounts then required to be on deposit in any Supplemental Issuer Account and (ii) make all distributions and payments then required to be made to Noteholders pursuant to the Indenture and any applicable Indenture Supplement.

“Required Pool Balance” means, for any Date of Processing, the sum of (a) for all Series in their Revolving Period, the sum of the Allocation Amounts of such Series as of the close of business on such Date of Processing and (b) for all Series in their Amortization Period or Accumulation Period, the sum of the Allocation Amounts of such Series as of the close of business on the last day of the most recent Revolving Period for each of such Series (exclusive of (i) any Series that will be paid in full on or prior to the Distribution Date immediately following such Date of Processing and (ii) any Series that will have an Allocation Amount of zero on the Distribution Date immediately following such Date of Processing (after giving effect to payments made on such Distribution Date)).

“Required Seller’s Interest Amount” means, the amount of “seller’s interest” required to be maintained pursuant to Regulation RR by the “sponsor” or one or more of its “wholly-owned affiliates” as such terms are defined in Regulation RR.

“Requirements of Law” means any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, whether federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and Regulation B and Regulation Z of the

Board of Governors of the Federal Reserve System), and, when used with respect to any Person, the certificate of incorporation or formation and by-laws or other organizational or governing documents of such Person.

“Revolving Period” means, with respect to any Series or Class of Notes, the period from the applicable Issuance Date through but not including the commencement of the Accumulation Period or Amortization Period, as applicable, for such Series or Class, during which Principal Collections allocable to such Series or Class are generally reinvested in new Receivables.

“Restart Date” means, pursuant to Section 2.11(a) of the Transfer Agreement, any date designated by the Transferor by written notice to the Issuer, the Indenture Trustee, the Servicer and each Rating Agency (delivered at least three (3) Business Days prior to such date) on which the inclusion of new Automatic Additional Accounts resumes following an Automatic Addition Suspension Date.

“Sarbanes Certification” means the certification required by Rules 13a-14(d) and 15d-14(d) under the Securities Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of the Trust or the Transferor with respect to a Securitization Transaction.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means U.S. Bank National Association, a national banking association, and any successor or replacement securities intermediary appointed in accordance with the Indenture.

“Security Interest” means the security interest granted pursuant to the Granting Clause of the Indenture.

“Securitization Transaction” means any new issuance of a Series or Class of Notes, pursuant to Section 4.09 of the Indenture, whether publicly offered or privately placed, rated or unrated.

“Seller” means Comenity Capital Bank, a Utah industrial bank, and any successor (by merger or consolidation) or assign of Comenity Capital Bank.

“Seller’s Interest Amount” means, with respect to any date, an amount of “seller’s interest” maintained by the “sponsor” or one or more of its “wholly-owned affiliates” (as such terms are defined in Regulation RR), determined in accordance with Section 246.5 of Regulation RR.

“Series” means, with respect to any Note, the Series specified in the applicable Indenture Supplement.

“Series Default Amount” means, with respect to each Outstanding Series and any Monthly Period, an amount equal to the product of (a) the Monthly Allocation Percentage for such Series for such Monthly Period and (b) the Default Amount for such Monthly Period.

“Service Transfer” has the meaning specified in Section 6.01.

“Servicer” has the meaning specified in the initial paragraph of this Agreement.

“Servicer Default” has the meaning specified in Section 6.01.

“Servicing Criteria” means the “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

“Servicing Fee” means, for any Monthly Period, one-twelfth of the product of (a) the Servicing Fee Percentage and (b) the aggregate amount of Principal Receivables as of the close of business on the last day of the prior Monthly Period.

“Servicing Fee Percentage” means 2.0%.

“Servicing Participant” means the Servicer, any Subservicer or any Person that participates in any of the servicing functions specified in Item 1122(d) of Regulation AB with respect to the Receivables. For the avoidance of doubt, subject to Section 9.01, the term “Servicing Participant” shall not include the Owner Trustee or the Indenture Trustee.

“Servicing Party” has the meaning specified in Section 9.03(a).

“Shared Excess Available Principal Collections” has, with respect to any Series of Notes, the meaning specified in the applicable Indenture Supplement for such Series of Notes.

“Subservicer” means any Person that services the Receivables on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Servicing Participants) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement that are identified in Item 1122(d) of Regulation AB. For the avoidance of doubt, subject to Section 9.01, the term “Subservicer” shall not include the Owner Trustee or the Indenture Trustee.

“Successor Servicer” has the meaning specified in Section 6.02(a).

“Supplemental Issuer Account” means the trust account or accounts designated as such and established pursuant to Section 5.02(c) of the Indenture.

“TA Account Schedule” means a true and complete list of Accounts, identified by account number (or by an alpha-numeric identifier that uniquely and objectively identifies the applicable account number), as delivered, supplemented and amended from time to time in accordance with Section 2.01(d) of the Transfer Agreement. The TA Account Schedule and each supplement thereto shall set forth, as applicable:

(a) with respect to each Initial Account or Additional Account, the aggregate amount of Receivables in such Account as of the applicable Cut-Off Date;

(b) with respect to each Automatic Additional Account, the aggregate amount of Receivables in such Account as of the last day of the Monthly Period in which such Account became an Automatic Additional Account;

(c) with respect to any Transferred Account, identification of the Account replaced by such Transferred Account;

(d) with respect to any Related Account, identification of the Account to which such Related Account relates; and

(e) with respect to any Removed Account, the aggregate amount of Receivables in such Removed Account as of the applicable Removal Date.

“Termination Notice” has the meaning specified in Section 6.01.

“Transaction Documents” means with respect to any Series or Class of Notes, collectively, this Agreement, the Transfer Agreement, the Indenture, any applicable Indenture Supplement, the Trust Agreement, the Account Control Agreement and the Receivables Purchase Agreement.

“Transfer Agreement” means the Transfer Agreement, dated as of June 11, 2026, by and among the Transferor, the Issuer, and the Indenture Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Transferor” has the meaning specified in the first paragraph of this Agreement.

“Transferor Amount” means, for any Date of Processing, an amount, not less than zero, equal to (a) the Pool Balance as of the close of business on such Date of Processing minus (b) the Aggregate Allocation Amount as of the close of business on such Date of Processing.

“Transferred Account” means each credit card account to which the cardholder relationship and Receivables of an existing Account have been transferred (including as a result of product change, card conversion, account migration, or similar event) in accordance with the Account Guidelines; provided, that (a) such Transferred Account is a credit card account in an Approved Portfolio, including any Proprietary Portfolio, and (b) such Transferred Account can be traced or identified in the computer or other records of the Account Originator used to generate the TA Account Schedule. A Transferred Account shall become an Account upon the date of such transfer as reflected in the Account Originator’s records, and the Receivables therein shall be deemed to be Receivables transferred to the Trust. Transferred Accounts shall be identified on supplements to the TA Account Schedule, together with identification of the Account replaced by each such Transferred Account, delivered to the Issuer and the Indenture Trustee by the Transferor pursuant to Section 2.01(d) of the Transfer Agreement.

“Transfer Date” means the Business Day prior to the Distribution Date for a Series or Class of Notes.

“Transferor Interest” means an interest having such rights as are set forth in the Transfer Agreement and the other Transaction Documents, including the right to receive amounts specified in this Agreement, the Transfer Agreement, the Indenture or any Indenture Supplement to be distributed to the holders of the Transferor Interest; provided, that as used in the Transfer Agreement and in any Indenture Supplement, “Transferor Interest” shall mean either the uncertificated interest in the Transferor Interest or, if the Transferor elects to evidence its interest in the Transferor Interest in certificated form, a certificate executed and delivered by the Issuer and authenticated by the Owner Trustee evidencing the Transferor’s beneficial interest in the Trust Assets not allocated to any Series or Class of Notes.

“Transfer Restriction Event” means that the Seller is unable for any reason to transfer Receivables to BFF in accordance with the provisions of the Receivables Purchase Agreement, including by reason of the application of the provisions in Section 8.02 thereof or any order of any Governmental Authority.

“Trust” has the meaning specified in the first paragraph of this Agreement.

“Trust Assets” means (i) the Receivables existing at the opening of business on the Initial Transfer Date, in the case of Receivables arising in the Initial Accounts (including Related Accounts and Transferred Accounts with respect to such Initial Accounts), and thereafter created and arising from time to time in the Initial Accounts (unless such Initial Account has become a Removed Account) until the termination of the Trust, (ii) the Receivables existing at the opening of business on each applicable Addition Date, in the case of Receivables arising in the Additional Accounts and the Automatic Additional Accounts (including Related Accounts and Transferred Accounts with respect to such Additional Accounts and such Automatic Additional Accounts), and thereafter created and arising from time to time in the Additional Accounts and the Automatic Additional Accounts (unless such Additional Account or such Automatic Additional Account has become a Removed Account) until the termination of the Trust, (iii) all Insurance Proceeds, Interchange, Recoveries and Merchant Discount Fees on or allocable to the Trust as provided in this Agreement and the Transfer Agreement, (iv) all monies due and to become due with respect to all of the foregoing, (v) all amounts received with respect to all of the foregoing, (vi) all proceeds thereof, (vii) the Transferor rights, remedies, powers, privileges and claims under or with respect to the Receivables Purchase Agreement (whether arising pursuant to the terms of the Receivables Purchase Agreement or otherwise), and (viii) all monies and other property on deposit in or credited to the Issuer Accounts established pursuant to this Agreement, the Transfer Agreement, the Indenture and each Indenture Supplement, the rights of the Trust under the Transfer Agreement and the Trust Agreement and the property conveyed to the Trust under the Transfer Agreement shall constitute the assets of the Trust.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of June 11, 2026, by and between the Transferor and the Owner Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in the relevant jurisdiction.

Section 1.02. Other Definitional Provisions.

(a) The terms defined in this Article have the meanings assigned to them in this Article, and, along with any other term defined in any Section of this Agreement, include the plural as well as the singular, and are applicable to the masculine as well as to the feminine and neuter genders of such terms.

(b) All capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Transfer Agreement or, if not defined therein, in the Indenture or, if not defined therein, in the applicable Transaction Document.

(c) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(d) As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not otherwise defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation.

(e) The agreements, representations and warranties of Bread Financial Funding, LLC in this Agreement in its capacity as the Transferor shall be deemed to be the agreements, representations and warranties of such entity solely in such capacity for so long as such entity acts in such capacity under this Agreement. The agreements, representations and warranties of the Bank in this Agreement in its capacity as the Servicer shall be deemed to be the agreements, representations and warranties of such entity solely in such capacity for so long as such entity acts in such capacity under this Agreement.

(f) Any reference to each Rating Agency shall only apply to any specific nationally recognized statistical rating organization if such nationally recognized statistical rating organization is then rating any Outstanding Series or Class of Notes.

(g) Unless otherwise specified, references to any amount as on deposit or outstanding on any particular date shall mean such amount at the close of business on such day.

(h) The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” means “including without limitation.” Unless the context otherwise requires, terms used herein that are defined in the New York UCC and not otherwise defined herein shall have the meanings set forth in the New York UCC.

[END OF ARTICLE I]

ARTICLE II

DEPOSIT OF COLLECTIONS, ALLOCATIONS AND PAYMENTS

Section 2.01. Deposit of Collections; Direction to Indenture Trustee.

(a) Except as otherwise provided in clause (b) below, the Servicer, pursuant to the terms of this Agreement shall deposit all Collections into the Collection Account as promptly as possible after receipt by the Servicer, but in no event later than the second (2nd) Business Day following each Date of Processing. Deposits and commingling practices shall at all times be consistent with Item 1122(d)(2) of Regulation AB.

(b) Notwithstanding anything else in this Agreement to the contrary and unless otherwise required in the related Indenture Supplement, so long as the Partial Commingling Condition is satisfied on a Date of Processing: (i) the Servicer will only be required to deposit Collections into the Collection Account, on the second (2nd) Business Day following such Date of Processing, up to, but not in excess of, the Required Funding Amount; and (ii) the Servicer need not deposit into the Collection Account any amount allocated or to be allocated to the holders of the Transferor Interest pursuant to any Transaction Document and shall pay such amounts to the holders of the Transferor Interest on each Business Day or on such other periodic basis (but no less frequent than monthly). Subject to this clause (b), the Servicer may retain its Servicing Fee and shall not be required to deposit such Servicing Fee into the Collection Account. If on any Date of Processing the Partial Commingling Condition is not satisfied, the Servicer shall deposit all Collections into the Collection Account in accordance with clause (a) above until the Partial Commingling Condition is again satisfied. In connection with the foregoing, on or prior to each Determination Date, the Servicer shall certify the testing of and compliance with the Partial Commingling Condition in accordance with Section 3.10(c).

(c) On the second (2nd) Business Day following each Date of Processing, the amounts of Finance Charge Collections and Principal Collections allocable to each Outstanding Series and to the Transferor Interest shall be determined by the Servicer in accordance with Article V of the Indenture and the applicable Indenture Supplements, and shall be reflected in the Daily Report. The Default Amount and the Servicing Fee shall be determined by the Servicer and allocated on a Monthly Period basis in accordance with Section 5.04(b) and Section 5.06(b), respectively, of the Indenture, and the resulting Series Default Amounts and the portion (if any) allocable to the Transferor Interest shall be reflected in the Monthly Noteholders’ Statement. With respect to each Monthly Period, the Servicer shall deliver to the Indenture Trustee the Monthly Payment Instruction on the Determination Date directing the withdrawals, deposits and distributions to be made on the related Transfer Date and Distribution Date pursuant to Article V of the Indenture and the applicable Indenture Supplements. If a payment or transfer is to occur on a date that is not a Distribution Date as expressly provided in an Indenture Supplement (including any Optional Amortization), the Servicer shall deliver a Funding Instruction to the Indenture Trustee on or before the cut-off time specified in such Indenture Supplement.

Section 2.02. Payment of the Servicing Fee. As compensation for its servicing activities performed hereunder and as reimbursement for any expense incurred by it in connection therewith, the Servicer shall be entitled to receive the Servicing Fee with respect to each Monthly

Period prior to the termination of the Trust pursuant to Article IX of the Trust Agreement. Except as otherwise retained pursuant to Section 2.01(b), the Servicing Fee for each Monthly Period shall be payable on the related Distribution Date.

Section 2.03. Adjustments for Miscellaneous Credits and Fraudulent Charges.

(a) If the Servicer adjusts downward the amount of any Receivable because of a rebate, refund, unauthorized charge or billing error to an Obligor, because such Receivable was created in respect of merchandise which was refused or returned by an Obligor, or if the Servicer otherwise adjusts downward the amount of any Receivable without receiving Collections therefor or without charging off such amount as uncollectible, then, in any such case, the amount of Principal Receivables used to calculate the Transferor Amount, the Transferor Interest and (unless otherwise specified) any other amount required in any Transaction Document to be calculated by reference to the amount of Principal Receivables, will be reduced by the amount of the adjustment. Similarly, the amount of Principal Receivables used to calculate the Transferor Amount, the Transferor Interest and (unless otherwise specified) any other amount required in any Transaction Document to be calculated by reference to the amount of Principal Receivables, will be reduced by the amount of any Receivable which was discovered as having been created through a fraudulent or counterfeit charge or with respect to which the Transferor’s covenant contained in Section 2.8(b) of the Transfer Agreement was breached. Any adjustment required pursuant to either of the two preceding sentences shall be made on or prior to the end of the Monthly Period in which such adjustment obligation arises.

(b) If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Receivable and such Collection was received by the Servicer in the form of a check which is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Receivable in respect of which a dishonored check is received shall be deemed not to have been paid. Notwithstanding the first two sentences of this paragraph, adjustments made pursuant to this Section 2.03 shall not require any change in any report previously delivered.

Section 2.04. Interchange and Merchant Discount Fees. The Transferor shall transfer to the Trust all Interchange and Merchant Discount Fees. All Interchange and Merchant Discount Fees shall be deemed to be, and shall be treated as, Finance Charge Collections under this Agreement, the Transfer Agreement and the Indenture. Subject to Section 2.01(b), the Servicer shall deposit to the Collection Account such amounts of Interchange and Merchant Discount Fees for the related Monthly Period. All Interchange and Merchant Discount Fees for any Monthly Period shall be deposited to the Collection Account no later than the related Transfer Date, in each case subject to the applicable Indenture Supplement (including any provisions regarding deposit caps or deemed retention and application).

[END OF ARTICLE II]

ARTICLE III

SERVICING OF RECEIVABLES

Section 3.01. Acceptance of Appointment and Other Matters Relating to the Servicer.

(a) The Transferor hereby appoints the Bank as the Servicer under this Agreement and the Bank hereby accepts such appointment and agrees to act as the Servicer under this Agreement. The Noteholders, by their acceptance of the Notes, shall be deemed to consent to the Bank acting as Servicer.

(b) The Servicer shall service and administer the Receivables, shall collect and deposit into the Collection Account, the Excess Funding Account or any Supplemental Issuer Account payments due under the Receivables and shall charge off as uncollectible Receivables, all in accordance with its customary and usual servicing procedures for servicing credit card receivables comparable to the Receivables and in accordance with the Account Guidelines. The Servicer shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing and subject to Section 6.01, the Servicer or its designee is hereby authorized and empowered, (i) to instruct the Indenture Trustee in the Monthly Payment Instruction or any Funding Instruction to make deposits into, make allocations, withdrawals and payments to or from the Collection Account, the Excess Funding Account and any Supplemental Issuer Account as set forth in this Agreement, the Indenture or any Indenture Supplement, (ii) to take any action required or permitted under the Indenture or any Indenture Supplement, (iii) to instruct the Indenture Trustee or the Trust in writing, as set forth in this Agreement, (iv) to execute and deliver, on behalf of the Trust, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and, after the delinquency of any Receivable and to the extent permitted under and in compliance with applicable Requirements of Law, to commence collection or enforcement proceedings with respect to such Receivables, and (v) at the expense of the Transferor, to make any filings, reports, notices, applications and registrations with, and to seek any consents or authorizations from, the Commission and any state securities authority on behalf of the Trust as may be necessary or advisable to comply with applicable federal and state securities and reporting requirements. In any action or proceeding that is described in clause (iv) of the preceding sentence, (A) the Servicer, whether acting in its own name or on behalf of another and whether acting alone or through another, adequately represents each of the Transferor’s, the Trust’s and the Indenture Trustee’s interests, (B) each of the Transferor, the Trust and the Indenture Trustee will be bound by that action or by any judgment or other ruling in that proceeding, and (C) complete and final relief can be accorded among the parties to that action or proceeding without joining the Transferor, the Trust or the Indenture Trustee. Nothing in the immediately preceding sentence applies to interests of or claims against the Indenture Trustee in its individual capacity or will relieve the Servicer of its obligation to service and administer the Receivables in accordance with the Servicer’s customary and usual servicing procedures for servicing credit card receivables comparable to the Receivables and in accordance with the Account Guidelines. Each of the Indenture Trustee and the Trust agree that it shall promptly follow the instructions of the Servicer to withdraw funds from the applicable

Issuer Account and to take any action required under the Indenture or any Indenture Supplement. Each of the Indenture Trustee and the Trust shall execute and furnish the Servicer with such documents as may be necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.

(c) The Servicer shall not, and no Successor Servicer shall, be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Receivables from the procedures, offices, employees and accounts used by the Servicer or such Successor Servicer, as the case may be, in connection with servicing other comparable receivables.

(d) The Servicer shall comply with and perform its servicing obligations with respect to the Accounts and the Receivables in accordance with the Account Agreements relating to the Accounts and the Account Guidelines and all applicable Requirements of Law affecting the Accounts and the Receivables, except insofar as any failure to so comply or perform would not materially and adversely affect the Trust or the Noteholders.

(e) Except as otherwise provided herein, the Servicer shall pay out of its own funds, without reimbursement, all expenses incurred in connection with the servicing activities hereunder.

Section 3.02. Representations and Warranties of the Servicer. The Bank, as initial Servicer, hereby makes, and any Successor Servicer by its appointment hereunder shall make, with respect to itself, on the Execution Date, Initial Transfer Date, each Addition Date and each Issuance Date on which it is the Servicer (and on the date of any such appointment), the following representations and warranties on which the Transferor, the Trust, the Owner Trustee and the Indenture Trustee shall be deemed to have relied in accepting each Receivable in trust under this Agreement, the Transfer Agreement and the Indenture, as applicable, and in entering into this Agreement, the Transfer Agreement, the Indenture and any Indenture Supplement:

(a) Organization and Good Standing. The Servicer is an entity validly existing in good standing under the applicable law of the jurisdiction of its incorporation and has, in all material respects, full power and authority to own its properties and conduct its servicing business as presently owned or conducted, and to execute, deliver and perform its obligations under this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business and is in good standing as a foreign corporation or other foreign entity (or is exempt from such requirements) and has obtained all necessary licenses and approvals in each jurisdiction in which the servicing of Receivables as required by this Agreement requires such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations as Servicer under this Agreement.

(c) Due Authorization. The execution, delivery, and performance by the Servicer of this Agreement and the other agreements and instruments executed or to be executed by the Servicer as contemplated hereby have been duly authorized by the Servicer by all necessary corporate action on the part of the Servicer.

(d) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or by general principles of equity.

(e) No Conflict or Violation. The execution and delivery by the Servicer of this Agreement, the performance by the Servicer of the transactions contemplated by this Agreement and the fulfillment by the Servicer of its obligations under this Agreement will not conflict with or violate any Requirements of Law applicable to the Servicer or conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it or its properties are bound.

(f) No Proceedings. There are no Proceedings or investigations pending or, to the best knowledge of the Servicer, threatened, against the Servicer before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that, in the reasonable judgment of the Servicer, would materially and adversely affect the performance by the Servicer of its obligations under this Agreement.

(g) All Consents. All authorizations, consents, orders or approvals of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Servicer in connection with the execution and delivery by the Servicer of this Agreement and the performance by the Servicer of the transactions contemplated by this Agreement, have been duly obtained, effected or given and are in full force and effect.

(h) Ordinary Course of Business. The Servicer entered into this Agreement in the ordinary course of business and not with intent to hinder, delay or defraud the Bank or its creditors.

(i) Compliance With Requirements of Law. The Servicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with each Receivable and the related Account, if any, will maintain in effect all qualifications required under Requirements of Law in order to service properly each Receivable and the related Account, if any, and will comply in all material respects with all other Requirements of Law in connection with servicing each Receivable and the related Account, if any, the failure to comply with which would have an Adverse Effect.

(j) No Rescission or Cancellation. The Servicer shall not authorize any rescission or cancellation of any Receivable, except in accordance with the Account Guidelines or as ordered by a court of competent jurisdiction or other Governmental Authority. In addition, the Servicer may waive the accrual or payment of certain Finance Charge Receivables in respect of certain past due Accounts, the Obligors of which have enrolled with a consumer credit counseling service, and the Receivables in such Accounts shall not fail to be Eligible Receivables solely as a result of such waiver.

(k) Protection of Rights. The Servicer shall take no action which, nor omit to take any action the omission of which, would impair the rights of the Trust, the Indenture Trustee or the Noteholders in any Receivable, nor shall it reschedule, revise or defer payments due on any Receivable except in accordance with the Account Guidelines, nor shall it sell any Trust Assets except as provided in any Transaction Document.

(l) Receivables Not To Be Evidenced by Instruments. Except in connection with its enforcement or collection of an Account, the Servicer will take no action to cause any Receivable to be evidenced by any instrument (as defined in the UCC) and, if any Receivable is so evidenced as a result of the Servicer’s action, it shall be assigned or reassigned to the Servicer as provided in this Section 3.02.

(m) Records. This Agreement has been approved by either the board of directors of the Servicer or by the asset and liability management committee of the Servicer and such approval is reflected in the minutes of such board or committee. This Agreement has been, continuously, from the time of execution, in the official record of the Servicer.

In the event any of the representations, warranties or covenants of the Servicer contained in Section 3.02(i), (j), (k) or (l) with respect to any Receivable or the related Account is breached, and such breach has a material adverse effect on the interest of the Indenture Trustee or the Trust in such Receivable and is not cured within sixty (60) days (or such longer period, not in excess of one hundred fifty (150) days, as may be agreed to by the Indenture Trustee and the Transferor) of the earlier to occur of the discovery of such event by the Servicer, or receipt by the Servicer of notice of such event given by the Indenture Trustee or the Transferor, each such Receivable or, at the option of the Transferor, all Receivables in the Account or Accounts to which such event relates shall be reassigned or assigned and transferred to the Servicer on the terms and conditions set forth below; provided, however, that such Receivables will not be reassigned or assigned to the Servicer if, on any day prior to the end of such 60-day or longer period, (i) the relevant representation and warranty shall be true and correct, or the related covenant shall have been complied with, in all material respects and (ii) the Servicer shall have delivered to the Transferor and the Indenture Trustee a certificate of an Authorized Officer of the Servicer describing the nature of the breach and the manner in which such breach was cured.

The Servicer shall effect such assignment by making a deposit into the Collection Account in immediately available funds on the Transfer Date following the Monthly Period in which such assignment obligation arises in an amount equal to the amount of such Receivables, which deposit shall be considered a Collection with respect to such Receivable and shall be applied in accordance with Article V of the Indenture and each Indenture Supplement. Such deposit shall be identified in the related Monthly Noteholders’ Statement.

Upon each such assignment to the Servicer, the Indenture Trustee and the Trust shall automatically and without further action sell, transfer, assign, set over and otherwise convey to the Servicer, without recourse, representation or warranty, all right, title and interest of the Indenture Trustee and the Trust in, to and under such Receivables, all Recoveries with respect thereto, all monies due or to become due and all amounts received with respect thereto and all proceeds thereof. The Indenture Trustee and the Trust shall execute such documents and instruments of transfer or assignment and take such other actions as shall be reasonably requested by the Servicer to effect the conveyance of any such property pursuant to this Section 3.02. The obligation of the Servicer to accept assignment of such property, and to make the deposits, if any, required to be made to the Collection Account as provided in the preceding paragraph, shall constitute the sole remedy respecting the event giving rise to such obligation available to the Noteholders (or the Indenture Trustee on behalf of the Noteholders) or the Trust.

Section 3.03. Reports and Records for the Trust, the Indenture Trustee and the Transferor.

(a) Daily Reports. On the second (2nd) Business Day immediately following each Date of Processing, the Servicer shall prepare and make available or cause to be made available at the office of the Servicer for inspection by the Trust, the Indenture Trustee and the Transferor upon request a report (the “Daily Report”) setting forth (i) the aggregate amount of Collections, Principal Collections, and Finance Charge Collections processed by the Servicer on such Date of Processing; (ii) the aggregate amount of Defaulted Receivables for such Date of Processing, and (iii) the aggregate amount of Receivables as of such Date of Processing in each Account. The Daily Report is provided for reconciliation and informational purposes only and shall not constitute a certificate or an instruction under any Transaction Document.

(b) Monthly Reports. On each Determination Date, the Servicer shall, with respect to each Outstanding Series, deliver to the Owner Trustee, the Indenture Trustee, the Transferor and each Rating Agency (i) the Monthly Noteholders’ Statement and (ii) a certificate of an Authorized Officer substantially in the form specified in the related Indenture Supplement (“Monthly Servicer’s Certificate”), each of which shall be posted to the Indenture Trustee’s website maintained pursuant to the Indenture. The Monthly Noteholders’ Statement shall include the aggregate amounts of Finance Charge Collections, Principal Collections, Default Amount and Servicing Fee allocable to each Outstanding Series and to the Transferor Interest for the related Monthly Period, derived from the determinations made with respect to each Date of Processing during such Monthly Period. The Monthly Noteholders’ Statement shall also set forth, for the related Monthly Period, the Default Amount, each Series’ Monthly Allocation Percentage and the resulting Series Default Amount for each Outstanding Series, together with the portion, if any, allocated to the Transferor Interest. The Monthly Noteholders’ Statement and any Monthly Payment Instruction shall be prepared by the Servicer in good faith in accordance with the Indenture and any applicable Indenture Supplement. The Servicer shall calculate and report the Delinquency Percentage and any other trigger metrics as specified in the Indenture and any applicable Indenture Supplement, and the occurrence or non-occurrence of any trigger shall be determined pursuant to the Indenture and the other Transaction Documents. The Indenture Trustee shall make the Monthly Noteholders’ Statement available as received from the Servicer, may conclusively rely on the Servicer’s reports and certificates, and shall have no duty to investigate, recompute, or verify the information therein.

(c) Regulation RR Calculations and Reporting. On or prior to the Transfer Date and as of the last day of each Monthly Period, the Servicer shall calculate the Seller’s Interest Amount, the Required Seller’s Interest Amount and such other information as required under Regulation RR as set forth in the Transfer Agreement or applicable Indenture Supplement. The Servicer shall provide such calculations and related information to the Administrator in time for inclusion in the Monthly Noteholders’ Statement and any related Form 10-D and other Exchange Act reporting in accordance with Article IX.

Section 3.04. Annual Certificate of Servicer. The Servicer shall deliver to the Indenture Trustee, the Owner Trustee, the Transferor and each Rating Agency on or before the ninetieth (90th) day following the end of each fiscal year, beginning with the fiscal year ending December 31, 2026, the statement of compliance required under Item 1123 of Regulation AB with respect to such fiscal year, which statement will be in the form of an Officer’s Certificate of the Servicer (with appropriate insertions) to the effect that (a) a review of the activities of the Servicer during such fiscal year and of its performance under this Agreement was made under the supervision of the officer signing such certificate and (b) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such fiscal year or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Section 3.05. Annual Servicing Report of Independent Public Accountants; Copies of Reports Available.

(a) On or before the ninetieth (90th) day following the end of each fiscal year, beginning with the fiscal year ending December 31, 2026, the Servicer shall cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer or the Transferor) to furnish to the Indenture Trustee, the Owner Trustee, the Servicer, the Transferor and each Rating Agency each attestation report on assessments of compliance with the Servicing Criteria with respect to the Servicer or any Affiliate thereof during the related fiscal year delivered by such accountants pursuant to Rule 13(a)-18 or Rule 15(d)-18 of the Exchange Act and Item 1122 of Regulation AB.

(b) A copy of each certificate and report provided pursuant to Section 3.03(b), Section 3.04 or this Section 3.05 may be obtained by any Noteholder or Note Owner by a request in writing to the Indenture Trustee addressed to the Corporate Trust Office.

Section 3.06. Notices to the Transferor. In the event that the Bank is no longer acting as Servicer, any Successor Servicer shall thereafter deliver or make available to the Transferor each certificate and report required to be provided thereafter pursuant to Section 3.03(b), Section 3.04 and Section 3.05.

Section 3.07. Reserved.

Section 3.08. Reports to the Commission. The Servicer, acting as Administrator, shall, on behalf of the Trust and at the expense of the Transferor, cause to be filed with the Commission any periodic reports required to be filed under the provisions of the Exchange Act. The Transferor shall, at its own expense, cooperate in any reasonable request of the Servicer in connection with such filings.

Section 3.09. Defaulted Receivables Assigned for Collection. On the date any Receivable becomes a Defaulted Receivable, the Transferor shall automatically and without further action or consideration assign to the Servicer, solely for the purpose of collection, without recourse, representation or warranty, such Defaulted Receivable and any related Finance Charge Receivables. The Servicer agrees to take appropriate actions to collect all amounts due with respect to Defaulted Receivables assigned to it under this provision (including any related Finance Charge Receivables), in accordance with its customary and usual servicing procedures for servicing credit card receivables comparable to the Defaulted Receivables, the Account Guidelines, and the terms of this Agreement. With respect to any Defaulted Receivable assigned to the Servicer under this provision (including any related Finance Charge Receivables), including Insurance Proceeds and the net proceeds of any sale of any such Defaulted Receivable (including any related Finance Charge Receivables), the Servicer shall, on or prior to the Transfer Date for the Monthly Period in which the collection of any such amounts were received by the Servicer and subject to Section 2.01(b), transfer such amounts to the Indenture Trustee for deposit into the Collection Account. Such amounts shall be treated as Recoveries.

Section 3.10. Covenants of the Servicer.

(a) The Servicer will maintain this Agreement, continuously, from the time of execution, in the official record of the Servicer.

(b) To the fullest extent permitted by applicable law, if the Issuer is required to pay penalties assessed against the Issuer due to and in connection with Subchapter 30 of Title 20 of New York City’s Administrative Code, then the Servicer shall indemnify the Issuer for any such penalties to be paid by the Issuer.

(c) On or prior to each Determination Date, the Servicer shall deliver to the Indenture Trustee, the Transferor and each Rating Agency an Officer’s Certificate confirming that (A) the Partial Commingling Condition (as described in Section 2.01(b)) has been tested on each Date of Processing during the preceding Monthly Period and (B) if on any Date of Processing during such Monthly Period the Partial Commingling Condition is not satisfied, the date(s) on which the Partial Commingling Condition was not satisfied and confirmation that the Servicer deposited all Collections on such dates in accordance with Section 2.01(a). Delivery of such Officer’s Certificate to the Indenture Trustee pursuant to this Section 3.10(c) is for informational purposes only, and the Indenture Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Servicer’s compliance with any of its covenants under this Agreement. The Indenture Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Servicer’s compliance with the Partial Commingling Condition.

[END OF ARTICLE III]

ARTICLE IV

ADMINISTRATION OF THE TRUST; DUTIES OF THE ADMINISTRATOR

Section 4.01. Appointment of Administrator; Duties of Administrator.

(a) The Issuer hereby appoints the Bank to act as initial Administrator, subject to Section 4.08.

(b) Duties of Administrator with Respect to the Transaction Documents. The Administrator shall consult with the Beneficiary and the Owner Trustee, as appropriate, regarding the duties of the Issuer and the Owner Trustee under the Transaction Documents. The Administrator shall monitor the performance of the Issuer and shall advise the Beneficiary and the Owner Trustee when action is necessary to comply with (x) the Issuer’s duties under the Transaction Documents, (y) the Owner Trustee’s duties under the Trust Agreement, and (z) any ministerial delivery, receipt or execution obligations of the Owner Trustee that are expressly set forth in the other Transaction Documents. Except as expressly set forth in the Trust Agreement, the Owner Trustee has no duties under any Transaction Document. The Owner Trustee shall have no obligation to take any action unless instructed otherwise by the Beneficiary in accordance with the Trust Agreement. The Administrator shall prepare for execution by the Issuer, the Owner Trustee or the Beneficiary on behalf of the Issuer, or shall cause the preparation by other appropriate Persons of, all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer, the Beneficiary or the Owner Trustee to prepare, file or deliver pursuant to any Transaction Document. Without limiting the generality of Section 4.01(c), the Administrator shall take all appropriate action that it is the duty of the Issuer or the Owner Trustee to take pursuant to the Indenture and any Indenture Supplement with respect to the following matters under the Indenture and any Indenture Supplement (parenthetical references are to Articles or Sections of the Indenture):

(i) the duty to cause the Note Register to be kept, and, if the Indenture Trustee is at any time or for any Series not acting as the Note Registrar, to notify the Indenture Trustee of the appointment of a new Note Registrar or Note Registrar for a specific Series and the location, or change in location, of the Note Registrar (Section 4.04(a) of the Indenture) and the Series for which such Note Registrar has been appointed;

(ii) preparing or obtaining the documents, legal opinions and instruments required for execution, authentication and delivery of the Notes, and delivery of the same to the Indenture Trustee for authentication (Section 4.03, Section 4.04 and Section 4.09 of the Indenture), providing for the replacement of mutilated, destroyed, lost or stolen Notes (Section 4.05 of the Indenture), providing for the exchange or transfer of Notes (Section 4.04 of the Indenture) and, to the extent set forth in the related Indenture Supplement, notifying each Rating Agency in writing of the issuance of any Series or Class of Notes;

(iii) opening Issuer Accounts for the Issuer (Section 5.02 of the Indenture);

(iv) directing the Indenture Trustee with respect to the investment of funds in the Issuer Accounts (Section 5.03 of the Indenture);

(v) preparing or obtaining the documents, legal opinions and instruments required to be delivered to the Indenture Trustee with respect to the satisfaction and discharge of the Indenture (Section 6.01(c) of the Indenture) and preparing the documents necessary for the Indenture Trustee to acknowledge the same (Section 6.01 of the Indenture);

(vi) on the resignation or removal of any Indenture Trustee, appointing a successor Indenture Trustee (Section 8.10(e) of the Indenture) and giving written notice of such resignation or removal and appointment to each Noteholder (Section 8.10(f) of the Indenture);

(vii) preparing or causing to be prepared tax returns for the Issuer (if required) and the reporting information for the Noteholders (Section 8.15 of the Indenture);

(viii) to the extent the Indenture Trustee is not acting as the Note Registrar, furnishing to the Indenture Trustee a list of the names and addresses of the Registered Noteholders not more than fifteen (15) days after each Record Date or at such other times as the Indenture Trustee may request in writing (Section 9.01 of the Indenture);

(ix) establishing reasonable rules for matters relating to any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by Noteholders (Section 1.04 of the Indenture);

(x) preparing for the Issuer such filings for filing with the Commission, and providing the Indenture Trustee with copies thereof once filed, as required by the Exchange Act or otherwise as in accordance with rules and regulations prescribed from time to time by the Commission (Section 9.04 of the Indenture);

(xi) causing the Servicer to prepare, complete, and deliver to the Note Registrar, the Indenture Trustee, and the Transferor (with a copy to each Rating Agency), a Monthly Noteholders’ Statement (Section 9.05 of the Indenture);

(xii) preparing or obtaining any necessary Opinion of Counsel, Issuer Tax Opinion, Officer’s Certificate, or other document or instrument as may be required in connection with any supplemental indenture or amendment to the Indenture or any Indenture Supplement (Article X of the Indenture);

(xiii) giving notice to each Rating Agency and collecting the vote of Noteholders, as necessary, in connection with any supplemental indenture or amendment to the Indenture or any Indenture Supplement (Article X of the Indenture);

(xiv) appointing Paying Agents (Section 11.02 of the Indenture) and causing any such Paying Agents, if not the Indenture Trustee, to execute and deliver to the Indenture Trustee an instrument pursuant to which it agrees to act as Paying Agent as set forth in Section 11.03 of the Indenture;

(xv) preparing Officer’s Certificates of the Issuer directing any Paying Agent, if not the Indenture Trustee, to pay to the Indenture Trustee sums held in trust by the Issuer or such Paying Agent for the purpose of discharging the Indenture (Section 11.03 of the Indenture);

(xvi) preparing written statements for execution by an Authorized Officer (Section 11.04 of the Indenture);

(xvii) performing or causing to be performed all things necessary to preserve and keep in full force and effect the legal existence of the Issuer (Section 11.05 of the Indenture);

(xviii) giving prompt written notice to the Indenture Trustee and each Rating Agency of each Event of Default under the Indenture (Section 11.08 of the Indenture);

(xix) providing to Noteholders and prospective Noteholders information required to be provided by the Issuer pursuant to Rule 144A under the Securities Act (Section 11.11 of the Indenture);

(xx) preparing and causing the Issuer to file UCC financing statements, amendments to such financing statements and continuation statements (Section 11.12 of the Indenture);

(xxi) preparing or obtaining the instruments, documents, agreements and legal opinions required to be delivered by the Issuer and preparing any notice required to be given to the Rating Agencies, in connection with the merger or consolidation of the Issuer with any other Person (Section 11.13(a) of the Indenture) or the conveyance or transfer of any of the Issuer’s property or assets (Section 11.13(b) of the Indenture);

(xxii) giving written notice to the affected Noteholders of any optional repurchase by the Trust or the Transferor (Section 12.02 of the Indenture) and to the Indenture Trustee and each Rating Agency with respect to any such optional repurchase or Early Amortization Event (Section 12.03 of the Indenture);

(xxiii) to the extent set forth herein or in the Indenture, preparing or obtaining the instruments, documents, agreements and legal opinions required to be delivered by the Issuer, the Owner Trustee and/or the Indenture Trustee and preparing any notice required to be given by the Issuer to the Rating Agencies, the Owner Trustee, the Indenture Trustee and the Servicer in connection with addition or removal of Collateral, and designating such Collateral to be added or removed, as the case may be;

(xxiv) to the extent set forth herein or in the Indenture, taking, or assisting the Issuer and/or the Indenture Trustee in taking, all actions necessary and advisable to perfect and maintain the perfection of the lien of the Indenture on the Collateral in favor of the Indenture Trustee and preparing for execution and delivery or filing by the Issuer all such supplements and amendments to this Agreement and the Indenture and all such financing statements, amendments to such financing statements, instruments of further assurance and other instruments; and

(xxv) to the extent set forth herein or in the Indenture, obtaining legal opinions with respect to the security interest in the Collateral.

(c) Additional Duties.

(i) In addition to the duties of the Administrator set forth above, the Administrator shall perform such calculations and shall prepare for execution by the Issuer and shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer or the Owner Trustee to prepare, file or deliver pursuant to the Transaction Documents, and shall cause the Issuer to take all appropriate action that it is the duty of the Issuer or the Owner Trustee to take pursuant to the Transaction Documents. Subject to Section 4.05 of this Agreement, and in accordance with the directions of the Issuer, the Administrator shall administer, perform or supervise the performance of such other activities in connection with the Collateral (including the Transaction Documents) as are not covered by any of the foregoing provisions and as are expressly requested by the Issuer, the Beneficiary or the Owner Trustee and are reasonably within the capability of the Administrator.

(ii) The Administrator shall perform the duties expressly required to be performed by the Administrator under the Trust Agreement, if any.

(iii) In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrator may enter into transactions with or otherwise deal with any of its Affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Issuer and shall be, in the Administrator’s opinion, no less favorable to the Issuer than would be available from unaffiliated parties.

(iv) The Issuer shall execute and deliver to the Administrator and its agents, and to each successor Administrator appointed pursuant to the terms hereof, one or more powers of attorney substantially in the form of Exhibit A, appointing the Administrator the attorney-in-fact of the Issuer for the purpose of executing on behalf of the Issuer all such reports, filings, certificates and opinions.

(d) Non-Ministerial Matters.

(i) Notwithstanding any other provision of this Agreement, with respect to matters that in the reasonable judgment of the Administrator are non-ministerial, the Administrator shall not take any action unless within a reasonable time before the taking of such action, the Administrator shall have notified the Owner Trustee on behalf of the Trust and the Beneficiary of the proposed action and the Trust shall have provided consent or provided an alternative direction. For the purpose of the preceding sentence, “non-ministerial matters” shall include:

(a)	the amendment of or any supplement to the Indenture;

(b)

the initiation of any claim or lawsuit by the Issuer and the compromise of any action, claim or lawsuit brought by or against the Issuer (other than in connection with the collection or enforcement of the Collateral);

(c)	the amendment, change or modification of the Transaction Documents;

(d)

the appointment of successor Note Registrars, successor Paying Agents and successor trustees pursuant to the Indenture or the appointment of successor Administrators, or the consent to the assignment by the Note Registrar, Paying Agent or applicable trustee of its obligations under the Indenture;

(e)	the removal of the Indenture Trustee;

(f)	the allocation, deposit, withdrawal or payment of funds under any Transaction Document, including the timing or amount of any of the foregoing;

(g)	the waiver of any default under any document, agreement, or instrument;

(h)	the release of any part of the Collateral except in accordance with the Transaction Documents and Section 4.01(b) hereof;

(i)	the entering into of any agreement by the Trust or the Owner Trustee;

(j)	any matter described in ARTICLE V of the Trust Agreement;

(k)	any matter that is reserved to the discretion of the Issuer under any Transaction Document or that could have a material impact on the financial condition of the Trust or any Noteholder; and

(l)	any filings required by the Delaware Statutory Trust Act.

(ii) Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not, (A) make any payments to the Noteholders or the Transferor under the Transaction Documents, (B) take any other action that the Issuer directs the Administrator not to take on its behalf, (C) take any action that would result in a violation or breach of the covenants, agreements or obligations of the Trust or the Owner Trustee under any of the Transaction Documents, (D) pay or incur any obligation or liability of the Trust or the Owner Trustee, (E) execute any document, agreement or instrument in the name of the Trust or the Owner Trustee, (F) initiate or compromise any claim or lawsuit in the name of the Owner Trustee, (G) have possession of any assets of the Trust, or (H) dispose of any assets of the Trust or the Owner Trustee, whether by sale, pledge or otherwise.

(e) No Liability for Obligations of Other Parties. For the avoidance of doubt and notwithstanding the foregoing or any act or omission taken by the Administrator hereunder on behalf of the Trust or the Owner Trustee, the obligations of the Trust hereunder and under the Transaction Documents and the Owner Trustee under the Trust Agreement shall remain solely the obligations of the Trust and the Owner Trustee, respectively, and no such act or omission by the Administrator shall cause the Administrator or any of its Affiliates to be liable for any such obligation.

Section 4.02. Records. The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer, the Owner Trustee, the Indenture Trustee and the Transferor at any time during normal business hours.

Section 4.03. Compensation. As compensation for the performance of the Administrator’s obligations under this Agreement, the Administrator shall be entitled to compensation in the amount of $2,500 per month, in addition to reimbursement for its liabilities and extra out-of-pocket expenses related to its performance hereunder or under any Transaction Document. Such amounts shall be paid by the Transferor in accordance with Section 6.3 of the Transfer Agreement.

Section 4.04. Additional Information to Be Furnished to Issuer and Indenture Trustee. The Administrator shall furnish to the Issuer or the Indenture Trustee from time to time such additional information regarding the Transaction Documents and the Trust as each of them shall reasonably request.

Section 4.05. Independence of Administrator. For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer or the Owner Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer or the Owner Trustee, respectively, the Administrator shall have no authority to act for or represent the Issuer or the Owner Trustee in any way and shall not otherwise be deemed an agent of the Issuer or the Owner Trustee.

Section 4.06. No Joint Venture. Nothing contained in this Agreement shall (a) constitute the Administrator and either of the Issuer or the Owner Trustee as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) be construed to impose any liability as such on any of them or (c) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

Section 4.07. Other Activities of Administrator. Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer, the Owner Trustee or the Indenture Trustee.

Section 4.08. Termination, Resignation and Removal of Administrator.

(a) Subject to Section 4.08(d), the Administrator may resign its duties hereunder by providing the Issuer with at least sixty (60) days prior written notice.

(b) Subject to Section 4.08(d), the Issuer or the Transferor may, with written notice to each Rating Agency, remove the Administrator without cause by providing the Administrator with at least sixty (60) days prior written notice.

(c) Subject to Section 4.08(d), at the sole option of the Issuer or the Transferor and with written notice to each Rating Agency, the Administrator may be removed immediately upon written notice of termination from the Issuer to the Administrator if any of the following events shall occur:

(i) the Administrator shall default in the performance of any of its duties under this Agreement and, after written notice of such default, shall not cure such default within sixty (60) days (or, if such default cannot be cured in such time, shall not give within sixty (60) days such assurance of cure as shall be reasonably satisfactory to the Transferor and the Issuer);

(ii) a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Administrator in any involuntary case under any applicable Debtor Relief Law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

(iii) the Administrator shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of its creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clause (ii) or (iii) of this Section 4.08(c) shall occur, it shall give written notice thereof to the Issuer, the Owner Trustee and the Indenture Trustee within seven (7) days after the happening of such event.

(d) No termination, resignation or removal of the Administrator pursuant to this Section 4.08 shall be effective until (i) a successor Administrator shall have been appointed by the Issuer and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder.

Section 4.09. Action Upon Termination, Resignation or Removal. Promptly upon the effective date of termination of the Administrator pursuant to Section 4.08(c) or the resignation or removal of the Administrator pursuant to Section 4.08(a) or (b), respectively, the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it up to the date of such resignation or removal. The Administrator shall forthwith upon such termination pursuant to Section 4.08(c) deliver to the Issuer all property of the Issuer and all documents relating to the Collateral then in the custody of the Administrator. In the event of the resignation or removal of the Administrator pursuant to Section 4.08(a) or (b), respectively, the Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.

Section 4.10. Liability of the Administrator. The Administrator shall be liable under this ARTICLE IV only to the extent of the obligations specifically undertaken by the Administrator in its capacity as Administrator.

Section 4.11. Limitation on Liability of the Administrator and Others. Neither the Administrator nor any of the directors, officers, employees, members or agents of the Administrator shall be under any liability to the Trust, the Owner Trustee, the Indenture Trustee, the Noteholders, the Transferor, the Servicer or any other Person for any action taken, or for refraining from the taking of any action, in good faith in its capacity as Administrator pursuant to this Agreement; provided, however, that this provision shall not protect the Administrator or any directors, officers, employees, members or agents of the Administrator against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Administrator and any director, officer, employee, member or agent of the Administrator may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Administrator) respecting any matters arising hereunder. The Administrator shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Administrator in accordance with this Agreement and which in its reasonable judgment may involve it in any expense or liability. The Administrator may, in its sole discretion, undertake any such legal action which it may deem necessary or desirable for the benefit of the Noteholders with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Noteholders hereunder.

[END OF ARTICLE IV]

ARTICLE V

OTHER MATTERS RELATING TO THE SERVICER

Section 5.01. Liability of the Servicer. The Servicer shall be liable under this ARTICLE V only to the extent of the obligations specifically undertaken by the Servicer in its capacity as Servicer.

Section 5.02. Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. The Servicer shall not consolidate with or merge into any other Person or convey, transfer or sell its properties and assets substantially as an entirety to any Person, unless:

(a) (i) the Person formed by such consolidation or into which the Servicer is merged or the Person which acquires by conveyance, transfer or sale the properties and assets of the Servicer substantially as an entirety shall be, if the Servicer is not the surviving entity, a corporation or a banking association organized and existing under the laws of the United States of America or any state or the District of Columbia, and, if the Servicer is not the surviving entity, such Person shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Trust and the Indenture Trustee, in form satisfactory to the Trust and the Indenture Trustee, the performance of every covenant and obligation of the Servicer hereunder (to the extent that any right, covenant or obligation of the Servicer, as applicable hereunder, is inapplicable to the successor entity, such successor entity shall be subject to such covenant or obligation, or benefit from such right, as would apply, to the extent practicable, to such successor entity); and

(ii) the Servicer has delivered to the Transferor, the Owner Trustee and the Indenture Trustee an Officer’s Certificate of the Servicer and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or sale comply with this Section 5.02 and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) the Person formed by such consolidation or into which the Servicer is merged or the Person which acquires by conveyance, transfer or sale the properties and assets of the Servicer substantially as an entirety shall be or shall be immediately thereafter an Eligible Servicer.

(c) the Servicer shall notify the Rating Agencies promptly after any such consolidation, merger or transfer of properties and assets.

Section 5.03. Limitation on Liability of the Servicer and Others. Except as provided in Section 5.04, neither the Servicer nor any of the directors, officers, employees, members or agents of the Servicer shall be under any liability to the Trust, the Owner Trustee, the Indenture Trustee, the Noteholders, the Transferor or any other Person for any action taken, or for refraining from the taking of any action, in good faith in its capacity as Servicer pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any directors, officers, employees, members or agents of the Servicer against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Servicer and any director, officer, employee, member or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Servicer) respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Servicer in accordance with this Agreement and which in its reasonable judgment may involve it in any expense or liability. The Servicer may, in its sole discretion, undertake any such legal action which it may deem necessary or desirable for the benefit of the Noteholders with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Noteholders hereunder.

Section 5.04. Servicer Indemnification of the Owner Trustee, the Indenture Trustee and the Trust.

(a) To the fullest extent permitted by applicable law, the Servicer shall indemnify and hold harmless each of the Owner Trustee (as such and in its individual capacity), the Indenture Trustee and any trustee predecessor thereto (including the Indenture Trustee in its capacity as Note Registrar or as Paying Agent) and their respective directors, officers, employees, members and agents from and against any and all reasonable loss, liability, expense, damage or injury arising out of or relating to any claims, actions or proceedings brought or asserted by third parties which are suffered or sustained by reason of (i) any acts or omissions of the Servicer with respect to the Trust pursuant to this Agreement or (ii) the administration of the Trust by the Owner Trustee, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any action, proceeding or claim; provided, however, that (A) with respect to the Owner Trustee (as such or in its individual capacity), the foregoing shall not apply to the extent resulting from its gross negligence or willful misconduct, and (B) with respect to the Indenture Trustee (including in its capacity as Note Registrar or as Paying Agent), the foregoing shall not apply to the extent resulting from its negligence or willful misconduct. Any indemnification under this Section 5.04 shall not be payable from the Trust Assets, but shall be payable only from the assets of the Servicer. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof and shall survive the resignation or removal of the Servicer, the resignation or removal of the Owner Trustee and the Indenture Trustee and the termination of this Agreement.

(b) To the fullest extent permitted by applicable law, the Servicer shall indemnify and hold harmless the Trust from and against any and all reasonable loss, liability, expense, damage or injury arising out of or relating to any claims, actions or proceedings brought or asserted by third parties which are suffered or sustained by reason of or relating to any material breach of Servicer’s obligations under this Agreement; provided, however, that the Servicer shall not indemnify the Trust if such breach is caused by negligence or willful misconduct by the Trust. Any such indemnification shall not be payable from the Trust Assets, but shall be payable only from the assets of the Servicer. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof and shall survive the resignation or removal of the Servicer and the termination of this Agreement.

Section 5.05. Resignation of the Servicer. The Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law or (b) upon the assumption, by an agreement supplemental hereto, executed and delivered to the Transferor, the Trust and the Indenture Trustee, in form satisfactory to the Transferor, the Trust and the Indenture Trustee, of the obligations and duties of the Servicer hereunder by any of its Affiliates or by any other entity if the Rating Agency Condition has been satisfied; provided that, in either case, the party assuming the obligations and duties of the Servicer qualifies as an Eligible Servicer. Any determination permitting the resignation of the Servicer shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Transferor, the Owner Trustee and the Indenture Trustee. No resignation shall become effective until the Indenture Trustee or a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02. The resigning Servicer shall continue to perform its obligations until the earlier of (x) the appointment and acceptance of a Successor Servicer and (y) the Indenture Trustee’s assumption pursuant to Section 6.02. If, within one hundred twenty (120) days of the date of the determination that the Servicer may no longer act as Servicer under clause (a) above, the Indenture Trustee is unable to appoint a Successor Servicer, the Indenture Trustee shall serve as Successor Servicer (but shall have continued authority to appoint another Person as Successor Servicer). Notwithstanding the foregoing, the Indenture Trustee shall, if it is unwilling or legally unable so to act, petition a court of competent jurisdiction at the expense of the resigning Servicer to appoint any established institution qualifying as an Eligible Servicer as the Successor Servicer hereunder. The Successor Servicer shall give prompt notice to each Rating Agency upon its appointment as Successor Servicer. Notwithstanding anything in this Agreement to the contrary, the Bank, as Servicer, may assign part or all of its obligations and duties as Servicer under this Agreement to an Affiliate of the Bank so long as the Bank shall have fully guaranteed the performance of such obligations and duties under this Agreement. Any such assignment described in the preceding sentence will not constitute a resignation within the meaning of this Section 5.05.

Section 5.06. Access to Certain Documentation and Information Regarding the Collateral. The Servicer shall provide to the Trust and the Indenture Trustee access to documentation regarding the Accounts and the Receivables in such cases where the Indenture Trustee is required in connection with the enforcement of the rights of Noteholders or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (a) upon reasonable request, (b) during normal business hours, (c) subject to the Servicer’s normal information security, data protection and confidentiality procedures or such procedures as the Servicer may deem reasonably necessary and (d) at reasonably accessible offices in the continental United States designated by the Servicer. Nothing in this Section 5.06 shall derogate from the obligation of the Transferor, the Trust, the Owner Trustee, the Indenture Trustee and the Servicer to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of the Servicer to provide access as provided in this Section 5.06 as a result of such obligation shall not constitute a breach of this Section 5.06.

Section 5.07. Delegation of Duties. Subject to Section 9.05, in the ordinary course of business, the Servicer may at any time delegate all or part of its duties hereunder to any Person that agrees to conduct such duties in accordance with the Account Guidelines and this Agreement.

Any such delegation shall not relieve the Servicer of its liability and responsibility with respect to such duties, and shall not constitute a resignation within the meaning of Section 5.05.

Section 5.08. Examination of Records. The Servicer shall indicate generally in its computer files or other records that the Receivables arising in the Accounts have been conveyed to the Trust pursuant to the Transfer Agreement and assigned to the Indenture Trustee under the Indenture. The Servicer shall, prior to the sale or transfer to a third party of any receivable held in its custody, examine its computer records and other records to determine that such receivable is not, and does not include, a Receivable, except to the extent such Receivable arises in a Removed Account.

Section 5.09. Notice of Breach of Representations and Warranties. Upon discovery by the Servicer of a breach of the representations and warranties set forth in Section 2.03 or Section 2.04 of the Transfer Agreement, the Servicer shall give prompt written notice to the Transferor, the Indenture Trustee and the Owner Trustee following such discovery.

[END OF ARTICLE V]

ARTICLE VI

SERVICER DEFAULTS

Section 6.01. Servicer Defaults. If any one of the following events (a “Servicer Default”) shall occur and be continuing:

(a) any failure by the Servicer to make any payment, transfer or deposit or to give notice or instructions to the Indenture Trustee to make any required payment, transfer or deposit on the date the Servicer is required to do so under the terms of this Agreement, the Indenture or any applicable Indenture Supplement, or within the applicable grace period, which will not exceed five (5) Business Days; provided, however, that any such failure caused by a non-willful act of the Servicer shall not constitute a Servicer Default if the Servicer, acting without willful misconduct, promptly remedies such failure within five (5) Business Days after receiving notice of such failure or otherwise becoming aware of such failure;

(b) failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement which has an Adverse Effect on any Noteholders and which continues unremedied for a period of sixty (60) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner Trustee or the Indenture Trustee, or to the Servicer, the Owner Trustee and the Indenture Trustee by Noteholders evidencing not less than 50% of the Outstanding Principal Amount of the Outstanding Notes (or, with respect to any such failure that does not relate to all Series and Classes of Notes, not less than 50% of the Outstanding Principal Amount of all Series and Classes of Notes to which such failure related); or the Servicer shall assign or delegate its duties under this Agreement, except as permitted by Section 5.02, Section 5.05 and Section 5.07;

(c) any representation, warranty or certification made by the Servicer in this Agreement or in any certificate delivered pursuant hereto shall prove to have been incorrect when made, which has an Adverse Effect on the rights of any Noteholders and which Adverse Effect continues for a period of sixty (60) days after the date on which written notice thereof, requiring the same to be remedied, shall have been given to the Servicer by the Owner Trustee or the Indenture Trustee, or to the Servicer, the Owner Trustee and the Indenture Trustee by Noteholders evidencing not less than 50% of the Outstanding Principal Amount of the Outstanding Notes (or, with respect to any such representation, warranty or certification that does not relate to all Series and Classes of Notes, not less than 50% of the Outstanding Principal Amount of all Series and Classes of Notes adversely affected by such representation, warranty or certification);

(d) the Servicer shall consent to the appointment of a bankruptcy trustee or conservator or receiver or liquidator in any bankruptcy proceeding or other insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a bankruptcy trustee or a conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable Debtor Relief Law, make any assignment for the benefit of its creditors or voluntarily suspend payment of its obligations and such petition shall not have been dismissed within sixty (60) days of the filing thereof; or

(e) any other Servicer Default described in any Indenture Supplement;

then, in the event of any Servicer Default, so long as the Servicer Default shall not have been remedied, either the Indenture Trustee or Noteholders evidencing more than 50% of the Outstanding Principal Amount of all Notes, by notice then given in writing to the Servicer and the Owner Trustee (and to the Indenture Trustee if given by the Noteholders) (a “Termination Notice”), may terminate all, but not less than all, of the rights and obligations of the Servicer as Servicer under this Agreement; provided, however, if within sixty (60) days of receipt of a Termination Notice the Indenture Trustee does not receive any bids from Eligible Servicers in accordance with Section 6.02(d) to act as a Successor Servicer and receives an Officer’s Certificate of the Servicer to the effect that the Servicer cannot in good faith cure the Servicer Default which gave rise to the Termination Notice, the Indenture Trustee shall assume the role of Successor Servicer.

After receipt by the Servicer of a Termination Notice, and on the date that a Successor Servicer is appointed by the Indenture Trustee pursuant to Section 6.02, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer (a “Service Transfer”) and, without limitation, the Indenture Trustee is hereby authorized and empowered (upon the failure of the Servicer to cooperate) to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of the Servicer to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer. The Servicer agrees to cooperate with the Indenture Trustee and such Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder, including the transfer to such Successor Servicer of all authority of the Servicer to service the Trust Assets provided for under this Agreement, including, without limitation, all authority over all Collections which shall on the date of transfer be held by the Servicer for deposit, or which have been deposited by the Servicer, in the Collection Account, or which shall thereafter be received with respect to the Trust Assets, and in assisting the Successor Servicer. The Servicer shall within twenty (20) Business Days of the date of transfer, transfer its electronic records or electronic copies thereof relating to the Trust Assets to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Trust Assets in the manner and at such times as the Successor Servicer shall reasonably request. To the extent that compliance with this Section 6.01 shall require the Servicer to disclose to the Successor Servicer information of any kind which the Servicer deems to be confidential, the Successor Servicer shall be required to enter into such customary licensing, security, data protection and confidentiality agreements as the Servicer shall deem reasonably necessary to protect its interests.

Notwithstanding the foregoing, a delay in or failure of performance referred to in clause (a) above for a period of ten (10) Business Days after the applicable grace period or under clause (b) or (c) above for a period of sixty (60) Business Days after the applicable grace period, shall not constitute a Servicer Default if such delay or failure could not be prevented by the exercise of reasonable diligence by the Servicer and such delay or failure arose out of or was caused by an act of God or the public enemy, acts of declared or undeclared war, or terrorism, public disorder, rebellion or sabotage, loss or malfunction of utilities, communications or computer (software and hardware services), or any Cybersecurity Event, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve the Servicer from using all commercially reasonable efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement and the Servicer shall provide the Indenture Trustee, the Owner Trustee and the Transferor with an Officer’s Certificate of the Servicer giving prompt notice of such failure or delay by it, together with a description of the efforts undertaken to perform its obligations.

Section 6.02. Indenture Trustee to Act as Successor Servicer; Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Termination Notice pursuant to Section 6.01, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice, which date shall not be less than sixty (60) days after receipt of such Termination Notice, unless the Indenture Trustee specifies a different date or a different date is mutually agreed upon by the Servicer and the Indenture Trustee. The Indenture Trustee shall as promptly as possible after the giving of a Termination Notice appoint an Eligible Servicer as a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Indenture Trustee and the Transferor. The Transferor shall have the right to nominate to the Indenture Trustee the name of a potential successor servicer, which nominee shall be selected by the Indenture Trustee as the Successor Servicer; but if the Transferor shall fail to nominate a Successor Servicer prior to its duties being terminated pursuant to the first sentence of this Section 6.02(a), then the Indenture Trustee may obtain bids from any potential successor servicer that otherwise qualifies as an Eligible Servicer. In the event that a Successor Servicer has not been appointed or has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Indenture Trustee without further action shall automatically be appointed as the Successor Servicer. The Indenture Trustee may delegate any of its servicing obligations to an Affiliate or agent in accordance with Section 3.01(b) and Section 5.07.

(b) Notwithstanding the foregoing, the Indenture Trustee shall, if it is unwilling or legally unable so to act, petition a court of competent jurisdiction, at the expense of the resigning or removed Servicer, to appoint any established institution qualifying as an Eligible Servicer as the Successor Servicer hereunder. The Transferor shall notify each Rating Agency, the Owner Trustee, and the Administrator upon the removal of the Servicer and upon the appointment of a Successor Servicer.

(c) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement or any other Transaction Document to the Servicer shall be deemed to refer to the Successor Servicer.

(d) In connection with any Termination Notice, the Indenture Trustee will be entitled to solicit bids from Eligible Servicers and shall be permitted to appoint any Eligible Servicer submitting such a bid as a Successor Servicer or, as provided in Section 6.02(a), the Successor Servicer nominated by the Transferor, for servicing compensation not in excess of the Servicing Fee plus the sum of the amounts with respect to each Series and with respect to each Distribution Date equal to any Finance Charge Collections allocable to Noteholders of such Series which are payable to the holders of the Transferor Interest after payment of all amounts owing to the Noteholders of such Series with respect to such Distribution Date or required to be deposited in the applicable Issuer Accounts with respect to such Distribution Date; provided, however, that any holder of the Transferor Interest shall be responsible for payment of its portion of such Servicing Fee and all other such amounts in excess of such Servicing Fee. Such compensation will be paid in accordance with the priority of payments specified in the Indenture and applicable Indenture Supplements. Each holder of the Transferor Interest agrees that, if the Bank (or any Successor Servicer) is terminated as Servicer hereunder, the portion of the Finance Charge Collections that such holder is entitled to receive pursuant to any Transaction Document shall be reduced by an amount sufficient to pay the Transferor’s share of the compensation of the Successor Servicer.

(e) All authority and power granted to the Successor Servicer under this Agreement shall automatically cease and terminate upon termination of the Trust pursuant to Article IX of the Trust Agreement, and shall pass to and be vested in the Transferor and, without limitation, the Transferor is hereby authorized and empowered to execute and deliver, on behalf of the Successor Servicer as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Successor Servicer agrees to cooperate with the Transferor in effecting the termination of the responsibilities and rights of the Successor Servicer to conduct servicing of the Receivables. The Successor Servicer shall transfer its electronic records relating to the Receivables to the Transferor or its designee in such electronic form as it may reasonably request and shall transfer all other records, correspondence and documents to it in the manner and at such times as it shall reasonably request. To the extent that compliance with this Section 6.02 shall require the Successor Servicer to disclose to the Transferor information of any kind which the Successor Servicer deems to be confidential, the Transferor shall be required to enter into such customary licensing, security, data protection and confidentiality agreements as the Successor Servicer shall deem necessary to protect its interests.

Section 6.03. Notification to Noteholders. Within five (5) Business Days after the Servicer becomes aware of any Servicer Default, the Servicer shall give notice thereof to the Transferor, the Owner Trustee, the Indenture Trustee and each Rating Agency, and the Indenture Trustee shall give notice to the Noteholders. Upon any termination or appointment of a Successor Servicer pursuant to this Article, the Indenture Trustee shall give prompt notice thereof to the Noteholders.

Section 6.04. Waiver of Past Defaults. Noteholders evidencing more than 66 2/3% of the Outstanding Principal Amount of the Notes of each Series or, with respect to any Series with two or more Classes, of each Class, (or, with respect to any default that does not relate to or affect all Series, 66 2/3% of the Outstanding Principal Amount of the Notes of each Series to which such default relates or, with respect to any such Series with two or more Classes, of each Class)

may, on behalf of all Noteholders of such Series or Class, waive any default by the Servicer in the performance of its obligations hereunder and its consequences, except the failure to make any required deposits. Upon any such waiver of a past default, such default shall cease to exist, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

[END OF ARTICLE VI]

ARTICLE VII

TERMINATION

Section 7.01. Termination of Agreement. This Agreement and the respective obligations and responsibilities of the Trust, the Administrator and the Servicer under this Agreement shall terminate, except with respect to the indemnification obligations described in Section 5.04, the provisions of Section 6.02(e), and the provisions of Section 8.15, on the date on which the Trust is terminated in accordance with Article IX of the Trust Agreement.

[END OF ARTICLE VII]

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01. Amendment.

(a) This Agreement may be amended from time to time by the Servicer, the Transferor, the Administrator, the Issuer and the Indenture Trustee, by a written instrument signed by each of them, without the consent of any of the Noteholders upon, unless otherwise specified in this Section 8.01, (i) delivery to the Owner Trustee and the Indenture Trustee of an Issuer Tax Opinion, (ii) satisfaction of the Rating Agency Condition (which condition shall be applicable unless the related Indenture Supplement expressly provides otherwise with respect to such amendment type), and (iii) delivery to the Indenture Trustee and the Owner Trustee of an Officer’s Certificate of the Servicer, dated the date of any such amendment, stating that the Servicer reasonably believes that such amendment will not have an Adverse Effect.

Notwithstanding any other provision of this Section 8.01, this Agreement may be amended from time to time by an instrument signed by the Transferor and the Bank to modify, eliminate or add to the provisions of this Agreement to (i) facilitate compliance with the FDIC Rule or changes in laws or regulations applicable to the Servicer, the Transferor, the Administrator, the Issuer, the Indenture Trustee or the transactions described in this Agreement or (ii) cause the provisions herein to conform to or be consistent with or in furtherance of the statements made with respect to this Agreement in any applicable Registration Statement on Form SF-3, as amended, under the Securities Act, in each case upon delivery by the Servicer to the Indenture Trustee and the Owner Trustee of (x) an Officer’s Certificate of the Servicer, dated the date of any such amendment, to the effect that (A) the Servicer reasonably believes that such amendment will not have an Adverse Effect or (B) such amendment is required to remain in compliance with the FDIC Rule or any other change of law or regulation which applies to the Servicer, the Transferor, the Administrator, the Issuer, the Indenture Trustee or the transactions governed by the Transaction Documents, or such amendment is required to cause the provisions herein to conform to or be consistent with or in furtherance of the statements made with respect to this Agreement in any applicable Registration Statement on Form SF-3, as amended, under the Securities Act, and (y) an Issuer Tax Opinion with respect to such amendment.

In addition, notwithstanding any other provision of this Section 8.01, this Agreement may be amended from time to time by an instrument signed by the Servicer, the Transferor, the Administrator, the Issuer and the Indenture Trustee, to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained in this Agreement or in any amendment to this Agreement upon delivery by the Servicer to the Indenture Trustee and the Owner Trustee of an Officer’s Certificate of the Servicer, dated the date of any such amendment, to the effect that the Servicer reasonably believes that such amendment will not have an Adverse Effect.

(b) In addition to amendments permitted in Section 8.01(a), this Agreement may also be amended in writing from time to time by the Servicer, the Administrator, the Transferor, the Indenture Trustee and the Trust with the consent of Noteholders evidencing more than 66 2/3% of the Outstanding Principal Amount of all affected Series or Classes of Notes for which the Servicer has not delivered an Officer’s Certificate stating that there is no Adverse Effect, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of any Noteholders. Prior to the execution of any such amendment pursuant to this Section 8.01(b), the Servicer shall furnish notification of the substance of such amendment to each Rating Agency.

(c) It shall not be necessary for the consent of Noteholders under this Section 8.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Noteholders shall be subject to such reasonable requirements as the Indenture Trustee may prescribe in the related Indenture Supplement.

(d) The Owner Trustee is an intended third-party beneficiary of this Agreement. Any amendment affecting the rights, duties, protections, immunities or indemnities of the Owner Trustee shall require the Owner Trustee’s written consent.

Section 8.02. Protection of Right, Title and Interest in, to and under Trust Assets.

(a) Each of the Trust and the Indenture Trustee shall give the Servicer prompt notice of (i) any change in its name or (ii) any change in its address as shown on any financing statement filed in connection with the transactions contemplated by any Transaction Document if the address so shown ceases to be an address from which information concerning the Trust Assets can be obtained.

(b) The Servicer shall deliver to the Owner Trustee and the Indenture Trustee upon the execution and delivery of each amendment to this Agreement pursuant to Section 8.01 an Opinion of Counsel to the effect specified in Exhibit B.

Section 8.03. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be construed in accordance with and governed by the laws of the State of New York, including Section 5-1401 of the General Obligations Law, without reference to its conflict of law provisions and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws.

(b) Each party hereto hereby consents and agrees that the state or federal courts located in the Borough of Manhattan in New York City shall have exclusive jurisdiction to hear and determine any claims or disputes between them pertaining to this Agreement or to any matter arising out of or relating to this Agreement; provided, that each party hereto acknowledges that any appeals from those courts may have to be heard by a court located outside of the Borough of Manhattan in New York City; provided, further, that nothing in this Agreement shall be deemed or operate to preclude the Transferor or the Issuer from bringing suit or taking other legal action in any other jurisdiction to realize on the Receivables or to enforce a judgment or other court order in favor of the Transferor or the Issuer. Each party hereto submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto hereby waives any objection that such party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint, and other process may be made by registered or certified mail addressed to such party at its address as determined in accordance with Section 8.04, and that service so made shall be deemed completed upon the earlier of such party’s actual receipt thereof or three (3) days after deposit in the United States mail, proper postage prepaid. Nothing in this Section 8.03 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(c) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, the parties hereto waive all rights to trial by jury in any action, suit, or proceeding brought to resolve any dispute, whether sounding in contract, tort or otherwise, arising out of, or in connection with, related to, or incidental to the relationship established among them in connection with this Agreement or the transactions contemplated hereby.

Section 8.04. Notices. All demands, notices, instructions, directions and other communications (collectively, “Notices”) under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at, mailed by certified mail, return receipt requested, or sent by electronic mail:

(a) in the case of the Bank, as the Servicer or as the Administrator, to:

Comenity Capital Bank

12921 South Vista Station Blvd., Suite 100

Draper, UT 84020

Attn: Treasurer

Phone Number: (484) 840-7754

E-mail: treasury-structuredfinance@breadfinancial.com;

With a copy to:

Comenity Capital Bank

c/o Bread Financial Payments, Inc.

3095 Loyalty Circle

Columbus, OH 43219

Attn: Legal Department

E-mail: legal-structuredfinance@breadfinancial.com;

(b) in the case of the Transferor, to:

Bread Financial Funding, LLC

3095 Loyalty Circle

Columbus, OH 43219

Attn: Treasurer

Phone Number: (484) 840-7754

E-mail: treasury-structuredfinance@breadfinancial.com;

With a copy to:

Bread Financial Funding, LLC

c/o Bread Financial Payments, Inc.

3095 Loyalty Circle

Columbus, OH 43219

Attn: Legal Department

E-mail: legal-structuredfinance@breadfinancial.com;

(c) in the case of the Trust or the Owner Trustee, to:

BNY Mellon Trust of Delaware

103 Bellevue Parkway, 3rd Floor

Wilmington, DE 19809

Attn: Corporate Trust Administration—Bread Financial Card Issuance Trust

Phone Number: (312) 827-1375

E-mail: Mitchell.Brumwell@BNY.com;

(d) in the case of the Indenture Trustee, to:

U.S. Bank Trust Company, National Association

190 South LaSalle Street, 7th Floor

Chicago, IL 60603

Attn: Bread Financial Card Issuance Trust

Phone Number: (732) 321-2515

E-mail: mark.esposito@usbank.com; and

(e) to any other Person as specified in the Indenture; or, as to each party, at such other address or electronic mail address as shall be designated by such party in a written notice to each other party.

Section 8.05. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, illegal or unenforceable, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement and shall in no way affect the validity, legality or enforceability of such remaining covenants, agreements, provisions or terms of this Agreement.

Section 8.06. Further Assurances. The Servicer agrees to undertake and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Owner Trustee, the Trust and the Indenture Trustee designed to more fully effect the purposes of this Agreement, including, without limitation, actions or instruments to facilitate compliance with the FDIC Rule.

Section 8.07. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 8.08. Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts (and by different parties on separate counterparts), each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. The parties hereto agree that “execution,” “signed,” “signature,” and words of like import in this document and any such other documents shall be deemed to include electronic signatures, authentication, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, enforceability or admissibility as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act, New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), or the UCC, and the parties hereto hereby waive any objection to the contrary.

Section 8.09. Binding; Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the Noteholders and, in addition, the Owner Trustee shall be a third party beneficiary hereof. Except as otherwise expressly provided in this Agreement, no other Person will have any right or obligation hereunder.

Section 8.10. Actions by Noteholders.

(a) Wherever in this Agreement a provision is made that an action may be taken or a Notice, demand or instruction given by Noteholders, such action, Notice, demand or instruction may be taken or given by any Noteholder, unless such provision requires a specific percentage of Noteholders.

(b) Any Notice, request, demand, authorization, direction, consent, waiver or other act by a Noteholder shall bind such Noteholder and every subsequent Holder of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or omitted to be done by the Owner Trustee, the Indenture Trustee, the Transferor, the Administrator or the Servicer in reliance thereon, whether or not notation of such action is made upon such Note.

Section 8.11. Rule 144A Information. For so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Servicer, the Administrator, and each of the Trust and the Indenture Trustee agree to cooperate with each other and the Transferor to provide to any Holders of such Series or Class, upon the request of such Noteholder, any information required to be provided to such Holder or prospective purchaser to satisfy the condition set forth in Rule 144A(d)(4) under the Securities Act.

Section 8.12. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be amended, restated, waived, supplemented or otherwise modified from time to time, except as provided herein.

Section 8.13. Headings. The headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 8.14. Limitation of Liability. The parties hereto are put on notice and hereby acknowledge and agree that (a) this Agreement is executed and delivered on behalf of the Trust by BNY Mellon Trust of Delaware (“BNY”), not individually or personally but solely as Owner Trustee of the Trust, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, covenants, undertakings and agreements herein made on the part of the Trust, is made and intended not as personal representations, undertakings and agreements by BNY but is made and intended for the purpose for binding only, and shall be binding only on, the Trust, (c) nothing herein contained shall be construed as creating any liability on BNY, individually or personally or as Owner Trustee, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, (d) BNY has made no investigation as to the accuracy or completeness of any representations and warranties made by the Trust or any other party in this Agreement, and (e) under no circumstances shall the Owner Trustee or BNY be personally liable for the payment of any indebtedness, indemnities, fees, costs or expenses of the Trust or be liable for the performance, breach or failure of any obligation, duty (including fiduciary duty, if any), representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related documents.

Section 8.15. Non-petition Covenant. To the fullest extent permitted by applicable law, the Indenture Trustee, the Administrator, and the Servicer, by entering into this Agreement, and each Noteholder, by accepting a Note, agrees that it will not at any time acquiesce, petition or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Issuer or the Transferor under any Debtor Relief Law or appointing a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Issuer or the Transferor or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Issuer or the Transferor.

Section 8.16. Force Majeure. In no event shall the Indenture Trustee or the Trust be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, epidemics or pandemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or any Cybersecurity Event; it being understood that the Indenture Trustee and the Trust shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 8.17. FDIC Rule Compliance. The Servicer shall comply in all material respects with the servicing standards and other requirements applicable to the “servicer” under the FDIC Rule. If the FDIC, as receiver or conservator for the sponsor, provides a notice of repudiation contemplated by 12 C.F.R. § 360.6(d)(4)(ii), the Servicer shall promptly notify the Indenture Trustee, the Owner Trustee and the Transferor, and shall cooperate in implementing any applicable waterfall triggers, investor reporting and other actions required under the Transaction Documents or the FDIC Rule.

[END OF ARTICLE VIII]

ARTICLE IX

COMPLIANCE WITH REGULATION AB

Section 9.01. Intent of the Parties; Reasonableness. The Transferor, the Servicer, the Issuer and the Indenture Trustee acknowledge and agree that the purpose of this ARTICLE IX is to facilitate compliance by the Transferor with the provisions of Regulation AB and related rules and regulations of the Commission. The Transferor shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than the Transferor’s compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Transferor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. The Servicer agrees to cooperate in good faith with any reasonable request by the Transferor (or the Administrator on its behalf) for information regarding the Servicer that is required to enable the Transferor and the Issuer to prepare, make and file any reports, certifications and disclosures required under Regulation AB (Items 1100 through 1125, as in effect from time to time and to the extent applicable), including without limitation Items 1103(a)(1), 1104(e), 1105, 1108, 1111(a)(8), 1117, 1118, 1119, 1121, 1122 and 1123, and any successor items or forms, in each case as such items relate to the Servicer or the Servicer’s obligations under this Agreement.

Section 9.02. Additional Representations and Warranties of the Servicer. The Servicer shall be deemed to represent to the Transferor, as of the date on which information is provided to the Transferor under Section 9.03 that, except as disclosed in writing to the Transferor prior to such date to the best of its knowledge: (i) the Servicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Servicer; (ii) the Servicer has not been terminated as servicer in a securitization involving credit card receivables, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of credit card receivables involving the Servicer as servicer has been disclosed or reported by the Servicer; (iv) no material changes to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Servicer’s financial condition that could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement; and (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Servicer, any Subservicer or any unaffiliated third-party originator of Receivables.

Section 9.03. Information to Be Provided by the Servicer. In connection with any Securitization Transaction, the Servicer shall (i) within five (5) Business Days following a request by the Transferor, provide to the Transferor, in writing, the information specified in this

Section 9.03, and (ii) as promptly as practicable following notice to or discovery by the Servicer of any changes to such information, provide to the Transferor, in writing, such updated information.

(a) If so requested by the Transferor, the Servicer shall provide to the Transferor such information regarding the Servicer and each Subservicer (each of the Servicer and each Subservicer, for purposes of this paragraph, a “Servicing Party”), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicing Party’s name and form of organization;

(B) a description of how long the Servicing Party has been servicing credit card receivables; a general discussion of the Servicing Party’s experience in servicing assets of any type as well as a more detailed discussion of the Servicing Party’s experience in, and procedures for, the servicing function it will perform under this Agreement; information regarding the size, composition and growth of the Servicing Party’s portfolio of credit card accounts of a type similar to the Accounts and information on factors related to the Servicing Party that may be material, in the good faith judgment of the Transferor, to any analysis of the servicing of the Receivables or the related asset-backed securities, as applicable, including, without limitation:

(1) whether any prior securitizations of credit card receivables involving the Servicing Party defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(2) the extent of outsourcing the Servicing Party utilizes;

(3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of credit card receivables involving the Servicing Party as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4) whether the Servicing Party has been terminated as servicer in a securitization of credit card receivables, either due to a servicing default or to application of a servicing performance test or trigger; and

(5) such other information as the Transferor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicing Party’s policies or procedures with respect to the servicing function it will perform under this Agreement;

(D) information regarding the Servicing Party’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicing Party could have a material adverse effect on the performance by the Servicing Party of its servicing obligations under this Agreement;

(E) a description of the Servicing Party’s processes and procedures designed to address any special or unique factors involved in servicing;

(F) a description of the Servicing Party’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as sale of defaulted receivables; and

(G) information as to how the Servicing Party defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(b) As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or such Subservicer, the Servicer shall provide to the Transferor at least fifteen (15) calendar days prior to the effective date of such succession or appointment, (x) written notice to the Transferor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Transferor, all information reasonably requested by the Transferor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Series or Class.

(c) In addition to such information as the Servicer is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Transferor, the Servicer shall provide to the Transferor such information regarding the performance or servicing of the Receivables as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB. Such information shall be provided concurrently with the distribution reports otherwise required to be delivered monthly by the Servicer under this Agreement, commencing with the first such report due not less than ten (10) Business Days following such request.

Section 9.04. Report on Assessment of Compliance and Attestation.

(a) (1) In the event that the Bank is not the Servicer, then on or before the earlier of (a) March 31 and (b) thirty (30) days prior to the date on which the Trust is required to file the report on Form 10-K in each calendar year, and (2) in the event that the Bank or an affiliate of the Bank is the Servicer, then on or before the date on which the Trust is required to file the report on Form 10-K in each calendar year, commencing in 2027, the Servicer shall:

(i) deliver to the Transferor a report regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and

Item 1122 of Regulation AB. Such report shall be addressed to the Transferor and signed by an authorized officer of the Servicer, and shall address each of the Servicing Criteria specified in Exhibit D or such criteria as mutually agreed upon by the Transferor and the Servicer;

(ii) deliver to the Transferor a report of a registered public accounting firm reasonably acceptable to the Transferor that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding clause. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each Servicing Participant to deliver to the Transferor an assessment of compliance and accountants’ attestation as and when provided in clauses (i) and (ii) of this Section 9.04; and

(iv) deliver to the Transferor and any other Person that will be responsible for signing the Sarbanes Certification on behalf of the Trust or the Transferor with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit C.

The Servicer acknowledges that the parties identified in clause (iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b) Each assessment of compliance provided by a Subservicer pursuant to Section 9.04(a)(i) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit D hereto delivered to the Transferor upon reasonable request of the Transferor after the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Servicing Participant (other than the Servicer or any Subservicer) pursuant to Section 9.04(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer pursuant to Section 9.05.

Section 9.05. Use of Subservicers and Servicing Participants. The Servicer shall use its best efforts to hire or otherwise utilize only the services of Subservicers that agree to comply with the provisions of clause (a) of this Section 9.05. The Servicer shall use its best efforts to hire or otherwise utilize only the services of Servicing Participants, and shall use its best efforts to ensure that Subservicers hire or otherwise utilize only the services of Servicing Participants, to fulfill any of the obligations of the Servicer as servicer under this Agreement, if those Servicing Participants agree to comply with the provisions of clause (b) of this Section 9.05.

(a) It shall not be necessary for the Servicer to seek the consent of the Transferor to the utilization of any Subservicer. The Servicer shall use its best efforts to cause any Subservicer used by the Servicer (or by any Subservicer) to comply with the provisions of this Section 9.05 and with Section 3.04, Section 9.02, Section 9.03(c) and Section 9.04(a)(i) and (ii) of this Agreement to the same extent as if such Subservicer were the Servicer. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Transferor any servicer compliance statement required to be delivered by such Subservicer under Section 3.04, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 9.04(a)(i) or (ii) and the certification, if any, required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 9.04 as and when required to be delivered.

(b) It shall not be necessary for the Servicer to seek the consent of the Transferor to the utilization of any Servicing Participant. The Servicer shall promptly upon request provide to the Transferor a written description (in form and substance satisfactory to the Transferor) of the role and function of each Servicing Participant utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Servicing Participant and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Servicing Participant.

(c) As a condition to the utilization of any Servicing Participant, the Servicer shall use its best efforts to cause any such Servicing Participant used by the Servicer (or by any Subservicer) to comply with the provisions of Section 9.04 of this Agreement to the same extent as if such Servicing Participant were the Servicer. The Servicer shall be responsible for obtaining from each Servicing Participant and delivering to the Transferor any assessment of compliance and attestation required to be delivered by such Servicing Participant under Section 9.04, in each case as and when required to be delivered.

Section 9.06. Asset Representations Review Support. Upon a petition or vote by Noteholders to initiate an Asset Representations Review under the applicable Indenture Supplement and Regulation AB, the Servicer shall cooperate with the Transferor to administer the petition/vote mechanics, and, if approved, to engage and support the asset representations reviewer, including by providing access to applicable files, data and systems subject to customary confidentiality, all as contemplated by Item 1104 and 1121 of Regulation AB, the Indenture and the Asset Representations Review Agreement.

[END OF ARTICLE IX]

IN WITNESS WHEREOF, the Transferor, the Servicer, the Administrator, the Indenture Trustee and the Trust have caused this Agreement to be executed by their respective officers as of the day and year first above written.

BREAD FINANCIAL FUNDING, LLC, as Transferor

By:	/s/ Wai Chung
Name: Wai Chung
Title: Treasurer

COMENITY CAPITAL BANK, as Servicer and Administrator

By:	/s/ Tom McGuire
Name: Tom McGuire
Title: Chief Financial Officer

BREAD FINANCIAL CARD ISSUANCE TRUST

By:	BNY MELLON TRUST OF DELAWARE,
not in its individual capacity but solely as Owner Trustee on behalf of the Trust

By:	/s/ Dawn Plows
Name: Dawn Plows
Title: Associate

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Mark Esposito
Name: Mark Esposito
Title: Vice President

[SIGNATURE PAGE TO SERVICING AGREEMENT]

EXHIBIT A

FORM OF POWER OF ATTORNEY

STATE OF DELAWARE    )

) ss.:

COUNTY OF NEW CASTLE  )

KNOW ALL MEN BY THESE PRESENTS, that Bread Financial Card Issuance Trust, a Delaware statutory trust (the “Trust”), does hereby make, constitute and appoint Comenity Capital Bank, as Administrator under the Servicing Agreement (as defined below), and its agents and attorneys, as Attorneys-in-Fact to execute on behalf of the Trust all such documents, reports, filings, certificates and opinions as it shall be the duty of the Trust to prepare, file or deliver pursuant to the Transaction Documents, including, without limitation, to appear for and represent the Trust in connection with the preparation, filing and audit of federal, state and local tax returns pertaining to the Trust, and with full power to perform any and all acts associated with such returns and audits that the Trust could perform, including, without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restrictions on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements. For the purpose of this power of attorney, the term “Servicing Agreement” means the Servicing Agreement, dated as of June 11, 2026, by and among Bread Financial Funding, LLC, as Transferor, Comenity Capital Bank, as Servicer and as Administrator, Bread Financial Card Issuance Trust, as Issuer and U.S. Bank Trust Company, National Association, as Indenture Trustee, as such may be amended from time to time.

The Administrator and any person relying on this power of attorney, by accepting this power of attorney and relying hereon, is put on notice and deemed to agree that (a) this power of attorney is executed and delivered on behalf of the Trust by BNY Mellon Trust of Delaware (“BNY”), not individually or personally but solely as Owner Trustee of the Trust, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, covenants, undertakings and agreements made in any document executed pursuant hereto made on the part of the Trust, is made and intended not as personal representations, undertakings and agreements by BNY but is made and intended for the purpose for binding only, and shall be binding only on, the Trust, (c) nothing herein or in any document executed pursuant hereto shall be construed as creating any liability on BNY, individually or personally or as Owner Trustee, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the Administrator or any other person relying hereon, (d) BNY has made no investigation as to the accuracy or completeness of any representations and warranties made by the Trust in any document executed pursuant hereto, and (e) under no circumstances shall the Owner Trustee or BNY be personally liable for the payment of any indebtedness, indemnities, fees, costs or expenses of the Trust or be liable for the performance, breach or failure of any obligation, duty (including fiduciary duty, if any), representation, warranty or covenant made or undertaken by the Trust under this power of attorney, any document executed pursuant hereto or any other related documents. Under no circumstances shall BNY, individually or as Owner Trustee, have any duty or obligation to monitor, supervise, exercise or perform the rights, duties or obligations of the Trust or any other person and any other document executed pursuant hereto and by the Trust.

Notwithstanding anything herein to the contrary, this power of attorney does not, and is not intended to, and will not be construed to, grant any authority to the Administrator to (i) expand, increase, incur, or otherwise impose any duties, liabilities or obligations of or on the Owner Trustee, as trustee or in its individual capacity, (ii) waive any right or release any claim of the Owner Trustee, as trustee or in its individual capacity, or (iii) provide any guaranty, indemnity or property of the Owner Trustee, as trustee or in its individual capacity, for any reason whatsoever.

All powers of attorney for this purpose heretofore filed or executed by the Trust are hereby revoked.

EXECUTED this ____ of ____, 20_.

BREAD FINANCIAL CARD ISSUANCE TRUST

By:	BNY MELLON TRUST OF DELAWARE
not in its individual capacity, but solely as Owner Trustee

By:
Name:
Title:

EXHIBIT B

FORM OF OPINION OF COUNSEL

WITH RESPECT TO AMENDMENTS

Provisions to be included in

Opinion of Counsel to be delivered pursuant

to Section 8.02(b)

The opinions set forth below may be subject to all the qualifications, assumptions, limitations and exceptions taken or made in the Opinions of Counsel delivered on any applicable amendment date.

(i)

The amendment to the Servicing Agreement attached as an exhibit to the opinion (the “Amendment”) has been duly authorized, executed and delivered by the Servicer and constitutes the legal, valid and binding agreement of the Servicer, enforceable in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(ii)	The Amendment has been entered into in accordance with the terms and provisions of Section 8.01 of the Servicing Agreement.

B-1

EXHIBIT C

FORM OF ANNUAL CERTIFICATION

Re: The [     ] agreement dated as of [  ], 20[  ] (the “Agreement”), by and among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to the Transferor, and its officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the report on assessment of the Company’s compliance provided in accordance with Rules 13a-18 and 15d-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), and the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), that were delivered by the Company to the Transferor pursuant to the Agreement (collectively, the “Company Information”);

(2) To the best of my knowledge, the Company Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Information;

(3) To the best of my knowledge, all of the Company Information required to be provided by the Company under the Agreement has been provided to the Transferor; and

(4) To the best of my knowledge, except as disclosed in the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations in all material respects under the Agreement.

Date:

By:
Name:
Title:

C-1

EXHIBIT D

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the [Servicer] [Subservicer] shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria for Servicer	Applicable Servicing Criteria for a Subservicer
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the credit card accounts or accounts are maintained.

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.

Cash Collection and Administration

1122(d)(2)(i)	Payments on credit card accounts are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

D-1

Servicing Criteria		Applicable Servicing Criteria for Servicer	Applicable Servicing Criteria for a Subservicer
Reference	Criteria
Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of credit card accounts serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on credit card accounts is maintained as required by the transaction agreements or related asset pool documents.

1122(d)(4)(ii)	Account and related documents are safeguarded as required by the transaction agreements

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

1122(d)(4)(iv)	Payments on credit card accounts, including any payoffs, made in accordance with the related credit card accounts documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related asset pool documents.

1122(d)(4)(v)	The Servicer’s records regarding the accounts and the accounts agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s account (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period an Account is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent Accounts including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for Accounts with variable rates are computed based on the related Account documents.

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s Account documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable Account

D-2

Servicing Criteria		Applicable Servicing Criteria for Servicer	Applicable Servicing Criteria for a Subservicer
Reference	Criteria

documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related Accounts, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

NAME OF [SERVICER] [SUBSERVICER]

Date:

By:
Name:
Title:

D-3